Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

KISMET ACQUISITION ONE CORP.

Kismet Sponsor Limited

(solely in its capacity as the Purchaser Representative)

Nexters Inc.

NEXTERS GLOBAL LTD.

Fantina Holdings Limited

(solely in its capacity as the Company Shareholders Representative)

and

THE COMPANY shareholderS SET FORTH HEREIN

Dated as of January 31, 2021

TABLE OF CONTENTS

Article I MERGER		2
1.1	Merger	2
1.2	Merger Effective Time	2
1.3	Effect of the Merger	2
1.4	Organizational Documents of Surviving Company	2
1.5	Directors and Officers of Surviving Company	2
1.6	Effect of Merger on Purchaser	3
1.7	Effect of Merger on Pubco Capital Shares	3
1.8	Satisfaction of Rights	4
1.9	Lost, Stolen or Destroyed Purchaser Certificates	4
1.10	Taking of Necessary Action; Further Action	4
Article II SHARE ACQUISITION		4
2.1	Exchange of Company Shares	4
2.2	Consideration	4
2.3	Cash Consideration Adjustment	5
2.4	Deferred Exchange Shares	8
2.5	Transfer of Company Shares and Other Undertakings.	8
2.6	Company Shareholder Consent	9
2.7	Termination of Certain Agreements	9
2.8	Release of Funds from Trust Account	9
2.9	Appointment of Transfer Agent	9
2.10	Pre-Closing Cash Dividend	9
2.11	Tax Consequences	10
Article III CLOSING		10
3.1	Closing	10
Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		10
4.1	Organization and Standing	10
4.2	Authorization; Binding Agreement	11
4.3	Governmental Approvals	11
4.4	Non-Contravention	11
4.5	Capitalization	11
4.6	SEC Filings; Purchaser Financials; Internal Controls	12
4.7	Absence of Certain Changes	13
4.8	Compliance with Laws	13
4.9	Actions; Orders; Permits	14
4.10	Taxes and Returns	14
4.11	Employees and Employee Benefit Plans	15
4.12	Properties	15
4.13	Material Contracts	15
4.14	Transactions with Affiliates	15
4.15	Investment Company Act; JOBS Act	15
4.16	Finders and Brokers	15
4.17	Certain Business Practices	16
4.18	Insurance	16
4.19	Information Supplied	16
4.20	Independent Investigation	17
4.21	Trust Account	17
Article V REPRESENTATIONS AND WARRANTIES OF PUBCO		17
5.1	Organization and Standing	17
5.2	Authorization; Binding Agreement	18
5.3	Governmental Approvals	18
5.4	Non-Contravention	18
5.5	Capitalization	18
5.6	Pubco Activities	18

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5.7	Finders and Brokers	19
5.8	Investment Company Act	19
5.9	Information Supplied	19
5.10	Independent Investigation	19
Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20
6.1	Organization and Standing	20
6.2	Authorization; Binding Agreement	20
6.3	Capitalization	20
6.4	Subsidiaries	21
6.5	Governmental Approvals	21
6.6	Non-Contravention	22
6.7	Financial Statements	22
6.8	Absence of Certain Changes	23
6.9	Compliance with Laws	23
6.10	Company Permits	23
6.11	Litigation	23
6.12	Material Contracts	24
6.13	Intellectual Property	26
6.14	IT Systems	28
6.15	Taxes and Returns	28
6.16	Real Property.	29
6.17	Personal Property	29
6.18	Title to and Sufficiency of Assets	30
6.19	Employee Matters	30
6.20	Benefit Plans	32
6.21	Environmental Matters	32
6.22	Transactions with Related Persons	33
6.23	Insurance	33
6.24	Compliance with the Terms and Conditions of Google Play and the App Store	34
6.25	Data Protection and Cybersecurity	34
6.26	Certain Business Practices	34
6.27	Investment Company Act	35
6.28	Finders and Brokers	35
6.29	Information Supplied	35
6.30	Independent Investigation	36
Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		36
7.1	Organization and Standing	36
7.2	Authorization; Binding Agreement	36
7.3	Ownership	36
7.4	Governmental Approvals	36
7.5	Non-Contravention	37
7.6	No Litigation	37
7.7	Investment Representations	37
7.8	Finders and Brokers	38
7.9	Information Supplied	38
7.10	Independent Investigation	38
Article VIII COVENANTS		39
8.1	Access and Information	39
8.2	Conduct of Business of the Company during the Interim Period	39
8.3	Conduct of Business of Purchaser during the Interim Period	42
8.4	Conduct of Business of Pubco during the Interim Period	44
8.5	Conduct of Business of the Company after the Relevant Date	45
8.6	Consolidated Company Financials	46
8.7	Monthly Management Accounts and Annual Financial Statements	46
8.8	Purchaser Public Filings	46
8.9	Exclusivity	46

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8.10	No Trading	47
8.11	Notification of Certain Matters	47
8.12	Efforts	47
8.13	Further Assurances	49
8.14	The Registration Statement	49
8.15	Public Announcements	50
8.16	Confidential Information	51
8.17	Post-Closing Board of Directors and Officers of Pubco	52
8.18	Indemnification of Directors and Officers; Tail Insurance	52
8.19	Purchaser Expenses; Trust Account Proceeds	52
8.20	New Registration Rights Agreement	53
8.21	Lock-Up Agreements	53
8.22	Non-Compete	53
8.23	Non-Solicitation of Employees	53
8.24	Limitations in Scope	53
8.25	NX Companies	53
8.26	Pubco Equity Incentive Plan	54
8.27	Purchaser Options	54
8.28	Pubco Charter Amendment	54
8.29	Further Actions	54
Article IX SURVIVAL AND INDEMNIFICATION		54
9.1	Survival	54
9.2	Indemnification	55
9.3	Specific Tax Indemnity	55
9.4	Limitations and General Indemnification Provisions	55
9.5	Indemnification Procedures	56
9.6	Indemnification Payments	58
9.7	Exclusive Remedy	58
Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES		58
10.1	Conditions to Each Party’s Obligations	58
10.2	Conditions to Obligations of the Company, Pubco and the Company Shareholders	59
10.3	Conditions to Obligations of Purchaser	60
10.4	Frustration of Conditions	61
Article XI TERMINATION AND EXPENSES		61
11.1	Termination	61
11.2	Effect of Termination	62
11.3	Fees and Expenses	62
Article XII WAIVERS AND RELEASES		63
12.1	Waiver of Claims Against Trust	63
12.2	Release and Covenant Not to Sue	63
Article XIII MISCELLANEOUS		64
13.1	Notices	64
13.2	Binding Effect; Assignment	65
13.3	Third Parties	65
13.4	Governing Law; Jurisdiction	65
13.5	WAIVER OF JURY TRIAL	66
13.6	Specific Performance	66
13.7	Severability	66
13.8	Amendment	66
13.9	Waiver	66
13.10	Entire Agreement	67
13.11	Interpretation	67
13.12	Counterparts	67
13.13	No Recourse	67
13.14	Company Shareholders Representative	68
13.15	Purchaser Representative	69
13.16	Legal Representation	70
Article XIV DEFINITIONS		70
14.1	Certain Definitions	70
14.2	Section References	82

INDEX OF ANNEXES AND EXHIBITS

Annex Description

Annex I – Company Shareholders Pro-Rata Allocation

Exhibit Description

Exhibit A – Form of New Registration Rights Agreement

Exhibit B.1 – Form of Lock-Up Agreement (Key Company Shareholders)

Exhibit B.2 – Form of Lock-Up Agreement (Sponsor)

Exhibit C – Governance Term Sheet

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 31, 2021 by and among: (i) Kismet Acquisition One Corp., a British Virgin Islands business company (“Purchaser”), (ii) Kismet Sponsor Limited, a British Virgin Islands business company, solely in its capacity as the Purchaser Representative (“Sponsor”), (iii) Nexters Inc., a British Virgin Islands business company (“Pubco”), (iv) Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the “Company”), (v) Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders Representative, and (vi) the shareholders of the Company set forth on the signature pages hereto (the “Company Shareholders”). Purchaser, Pubco, the Company, and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its Subsidiaries, engages in the business of developing and publishing free-to-play games;

WHEREAS, as of the date of this Agreement, (i) Andrey Fadeev, a Russian citizen (“AF”), (ii) Boris Gertsovskiy, a Russian citizen (“BG” and, together with AF, the “Founders”), and (iii) Everix Investments Limited, a private limited liability company domiciled in Cyprus (“Everix” and, together with the Founders, the “Key Company Shareholders”) own 4,507 Company Class A Shares, 4,507 Company Class A Shares and 8,427 Company Class A Shares, respectively, cumulatively representing 87.2% of all of the issued and outstanding share capital of the Company, and the Company Shareholders other than the Key Company Shareholders own 1,499 Company Class A Shares and 1,060 Company Class B Shares, cumulatively representing 12.8% of all of the issued and outstanding share capital of the Company (collectively, the “Company Shares”);

WHEREAS, Pubco is a newly incorporated British Virgin Islands company that is a Cyprus tax resident and owned entirely by AF, who is not a U.S. citizen or resident;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and shares of Pubco (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, on August 5, 2020, Purchaser entered into a Registration Rights Agreement with the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”);

WHEREAS, on August 5, 2020, Purchaser entered into a forward purchase agreement with the Sponsor (the “Forward Purchase Agreement”), providing for the purchase by the Sponsor of Twenty Million Dollars ($20,000,000) of Purchaser Public Units in a private placement to occur concurrently with the Share Acquisition Closing;

WHEREAS, on or around the date of this Agreement, Purchaser has entered into an amendment to the Forward Purchase Agreement with the Sponsor and Pubco to, among other matters, increase the purchase commitment thereunder from Twenty Million Dollars ($20,000,000) to Fifty Million Dollars ($50,000,000) and replace the commitment to acquire Purchaser Public Units by the Sponsor with a commitment to acquire Pubco Ordinary Shares and Pubco Public Warrants in a private placement to occur after the Merger Closing and prior to the Share Acquisition Closing;

WHEREAS, the boards of directors of Purchaser, the Company and Pubco have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger and the articles of merger to be prepared by the Parties (the “Plan of Merger” and the “Articles of Merger”, respectively), and in accordance with the applicable provisions of the BVI Act, Purchaser, as a constituent party for the purpose of the BVI Act, and Pubco, as a constituent party for the purpose of the BVI Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Pubco with Pubco being the surviving entity for the purpose of the BVI Act, following which the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company. Pubco, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

1.2 Merger Effective Time. Purchaser and Pubco shall cause the Merger to be consummated by filing the Articles of Merger and any other documents required to be filed pursuant to the BVI Act and such other documents as required by the BVI Act with the Registry of Companies of the British Virgin Islands. The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Registry of Companies of the British Virgin Islands (the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Pubco shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Pubco set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents of Surviving Company. At the Merger Effective Time, the Surviving Company shall adopt new memorandum and articles of association reflecting the terms of the governance term sheet attached as Exhibit C hereto and any other terms reasonably satisfactory to Purchaser, the Company and the Key Company Shareholders (the “Amended Pubco Charter”).

1.5 Directors and Officers of Surviving Company. At the Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be the directors and officers of Purchaser, each to hold office in accordance with the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Purchaser Securities. Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one-half (1/2) of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Pubco:

(a) Purchaser Ordinary Share(b) s. Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6(a) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Share (other those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a).

(c) Purchaser Warrants. (i) Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant, and (ii) every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d) Purchaser Options. Every issued and outstanding Purchaser Option shall be converted automatically into the right of the holder thereof to receive an option relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such Purchaser Option immediately prior to the Merger Effective Time, including with respect to vesting, exercise price and termination-related provisions (each, a “Pubco Option”). At the Merger Effective Time, the Purchaser Options shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. The Purchaser Optionees shall cease to have any rights with respect to the Purchaser Options, except as provided herein or by Law. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Options remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Options.

(e) Cancellation of Capital Shares Owned by Purchaser. At the Merger Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Effect of Merger on Pubco Capital Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser or Pubco, all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be redeemed for an amount of US$1.00, and AF (as sole shareholder of Pubco immediately prior to the Merger Effective Time) hereby irrevocably consents to such redemption.

1.8 Satisfaction of Rights. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9 Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Pubco, the officers and directors of Purchaser and Pubco are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE ACQUISITION

2.1 Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Company Shareholders, all of the issued and outstanding Company Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws) and together with all rights attaching to them at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

2.2 Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, in full payment for the Company Shares (with Company Class A Shares and Company Class B Shares being treated equally), Pubco shall, without duplication, (i) pay to the Company Shareholders the Initial Cash Consideration, determined in accordance with Section 2.3(a), and (ii) issue and deliver to the Company Shareholders an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to $2,032,500,000 minus the amount of Base Cash Consideration (the “Exchange Consideration”), with each Pubco Ordinary Share valued at the Per Share Price.

(b) Prior to the Share Acquisition Closing, the Company Shareholders shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Exchange Shares in accordance with the percentage set forth opposite the name of each such Company Shareholder in Part A of Annex I; provided, that the number of Exchange Shares allocated to each Relevant Company Shareholder shall be reduced by such Relevant Company Shareholder’s Relevant Portion of the Deferred Exchange Shares.

(c) At the Share Acquisition Closing, Pubco shall cause the Exchange Shares (less the Deferred Exchange Shares) to be issued and delivered to the Company Shareholders in accordance with Section 2.2(b). The Initial Cash Consideration shall be paid in accordance with Section 2.3(a)(ii).

2.3 Cash Consideration Adjustment.

(a) Determination of the Initial Cash Consideration.

(i) No later than five (5) Business Days prior to the Share Acquisition Closing Date, the Company shall prepare and deliver to Purchaser a statement certified by the Company’s sole director (the “Estimated Closing Statement”) setting forth (a) the Company’s estimate of a consolidated balance sheet of the Target Companies as of the Relevant Date, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Net Working Capital Adjustment and Closing Debt, in each case as of the Reference Time and along with reasonably detailed calculations, which Estimated Closing Statement shall be subject to the review and approval by Purchaser, acting in good faith, and (c) the amount and allocation of the Initial Cash Consideration payable to each Company Shareholder in accordance with the percentage set forth opposite the name of each such Company Shareholder in Part A of Annex I, including the account details of each Company Shareholder; provided, that, if Purchaser and the Company cannot agree on such Estimated Closing Statement prior to the Share Acquisition Closing, the Parties shall use the Estimated Closing Statement as prepared by the Company for purposes of payments to be made at the Share Acquisition Closing. In connection with the Company’s preparation of the Estimated Closing Statement, Purchaser and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant schedules, and relevant supporting documents prepared by the Company or its Representatives and used in connection with its calculation of the Net Working Capital Adjustment and Closing Debt, and to finance personnel and accountants of the Company and its Subsidiaries and any other information which Purchaser or its Representatives may reasonably request, and the Company shall, and shall cause its Representatives to, cooperate reasonably with Purchaser and its Representatives in connection therewith.

(ii) Promptly after the release of the funds held in the Trust Account in accordance with the terms and conditions of the Trust Agreement, Pubco shall pay to the Company Shareholders an aggregate amount in cash (the “Initial Cash Consideration”) equal to (A) the Base Cash Consideration, (B) plus (or minus if negative) the Net Working Capital Adjustment and (C) minus the Closing Debt, by wire transfer of immediately available funds to the respective accounts of the Company Shareholders designated by the Company in the Estimated Closing Statement.

(b) Determination of the Final Cash Consideration.

(i) Within ninety (90) Business Days following the Share Acquisition Closing Date, Pubco shall prepare and deliver to the Purchaser Representative a statement certified by Pubco’s executive officer (the “Preliminary Adjustment Statement”) setting forth (a) a consolidated balance sheet of the Target Companies as of the Relevant Date, prepared in good faith and in accordance with the Accounting Principles, and (b) a good faith calculation of the Net Working Capital Adjustment and Closing Debt, in each case as of the Reference Time and along with reasonably detailed calculations.

(ii) The Purchaser Representative shall have forty-five (45) Business Days (the “Review Period”) following receipt of the Preliminary Adjustment Statement to review the Preliminary Adjustment Statement and to notify Pubco in writing if it disputes any of the items set forth on the Preliminary Adjustment Statement (the “Disagreement Notice”). The Disagreement Notice shall set forth in reasonable detail (i) any item on the Preliminary Adjustment Statement that the Purchaser Representative disputes, together with reasonable detail of the basis for such dispute, and (ii) the Purchaser Representative’s calculation of the amount of such item. In connection with the Purchaser Representative’s review of the Preliminary Adjustment Statement, the Purchaser Representative and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant schedules, and relevant supporting documents prepared by Pubco or its Representatives and used in connection with its calculation of the Net Working Capital Adjustment and Closing Debt, and to finance personnel and accountants of the Pubco and its Subsidiaries and any other information which the Purchaser Representative or its Representatives may reasonably request, and Pubco shall, and shall cause its Representatives to, cooperate reasonably with the Purchaser Representative and its Representatives in connection therewith.

(iii) In the event that the Purchaser Representative shall deliver a Disagreement Notice to Pubco, Pubco and the Purchaser Representative shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Adjustment Statement and/or the calculation of the Net Working Capital Adjustment and Closing Debt shall be made in writing in accordance with the agreement of Pubco and the Purchaser Representative. If the Purchaser Representative does not deliver a Disagreement Notice to Pubco before the expiration of the Review Period, effective as of 12:01 a.m., New York City Time, on the day immediately following the last day of the Review Period, the Net Working Capital Adjustment and Closing Debt, as applicable, as shown in the Preliminary Adjustment Statement shall become final, conclusive and binding on the Parties and shall constitute the “Final Net Working Capital Adjustment” and “Final Closing Debt”, respectively, for purposes of Section 2.3(b)(vii) and Section 2.3(b)(ix).

(iv) If Pubco and the Purchaser Representative are unable to resolve any such dispute within twenty (20) Business Days or such longer period as Pubco and the Purchaser Representative shall mutually agree in writing after the Purchaser Representative’s delivery of the Disagreement Notice (the “Resolution Period”), such dispute shall be promptly submitted to a mutually acceptable internationally recognized firm of independent certified public accountants that has not provided material services to either Pubco, Purchaser, the Company or the Company Shareholders or their respective Affiliates in the preceding three (3) years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting (the “Independent Accounting Firm”), in each case, upon which Pubco and the Purchaser Representative shall have mutually agreed and which shall be jointly engaged by Pubco and the Purchaser Representative. If Pubco and the Purchaser Representative are unable to agree on the Independent Accounting Firm within fifteen (15) days following the expiration of the Resolution Period, either party may request the President of the American Arbitration Association to appoint a senior partner in an internationally recognized accounting firm to serve as the Independent Accounting Firm, which Independent Accounting Firm shall be engaged by either or both of Pubco and the Purchaser Representative.

(v) If any remaining items in dispute (the “Unresolved Items”) are submitted to the Independent Accounting Firm for resolution, each of Pubco and the Purchaser Representative shall submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) Business Days after the date of the engagement of the Independent Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items. Each of Pubco and the Purchaser Representative may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within twenty (20) Business Days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other party. Unless requested by the Independent Accounting Firm in writing, no party hereto may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing. The Independent Accounting Firm shall not review any line items or make any determination with respect to any matter other than with respect to Unresolved Items. The Independent Accounting Firm shall be given reasonable access to all relevant records to calculate the Net Working Capital Adjustment and Closing Debt, as applicable.

(vi) The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Pubco, on the one hand, and the Purchaser Representative, on the other hand, and not by independent investigation, the Net Working Capital Adjustment and Closing Debt, as applicable, and shall be instructed that its calculation (i) must be made in accordance with the requirements of this Agreement, including the Accounting Principles, and (ii) with respect to each Unresolved Item, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Purchaser Representative in the Disagreement Notice and by Pubco in the Preliminary Adjustment Statement. The Independent Accounting Firm shall submit such verification and calculation to the Purchaser Representative and Pubco as soon as practicable, but in any event within thirty (30) days after the Unresolved Items are submitted to the Independent Accounting Firm. Except for any dispute to the extent relating to any interpretation of Law or terms of this Agreement (other than the Net Working Capital Adjustment and Closing Debt, as applicable, their constituent definitions and this Section 2.3), the determination by the Independent Accounting Firm of the Net Working Capital Adjustment and Closing Debt, as applicable, as set forth in a written notice delivered to Pubco and the Purchaser Representative by the Independent Accounting Firm in accordance with this Agreement shall be binding and conclusive on Pubco and the Purchaser Representative.

(vii) (i) The Net Working Capital Adjustment as determined after all disputes have been resolved in accordance with this Section 2.3 is referred to herein as the “Final Net Working Capital Adjustment”, and (ii) the Closing Debt as determined after all disputes have been resolved in accordance with this Section 2.3 is referred to herein as the “Final Closing Debt”.

(viii) The Parties agree that the procedures set forth in this Section 2.3 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of the Net Working Capital Adjustment and Closing Debt shall be the sole and exclusive method for resolving any such disputes; provided, however, that this provision shall not prohibit any party from instituting litigation to enforce any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to have any determination of Unresolved Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the parties and the parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.3 shall be borne by the disagreeing party.

(ix) The final amount of the cash consideration for the Company Shares (the “Final Cash Consideration”) shall be an amount equal to (A) the Base Cash Consideration, (B) plus (or minus if negative) the Final Net Working Capital Adjustment, and (C) minus the Final Closing Debt, such Final Cash Consideration to be allocated to each Company Shareholder in accordance with the percentage set forth opposite the name of each such Company Shareholder in Part A of Annex I. The difference (either positive or negative) between the Initial Cash Consideration and the Final Cash Consideration is referred to as the “Final Cash Consideration Adjustment”, and the Final Cash Consideration Adjustment shall be determined by subtracting the Initial Cash Consideration from the Final Cash Consideration.

(x) Pubco (if the Final Cash Consideration Adjustment is a positive number) or the Company Shareholders (if the Final Cash Consideration Adjustment is a negative number), as the case may be, shall, within five (5) Business Days after the determination of the Final Cash Consideration Adjustment pursuant to this Section 2.3, make payment to the other by wire transfer of immediately available funds to the respective accounts of the Company Shareholders designated by the Company Shareholders (if the Final Cash Consideration Adjustment is a positive number) or the account of Pubco designated by Pubco (if the Final Cash Consideration Adjustment is a negative number), as the case may be, an amount equal to the absolute value of the Final Cash Consideration Adjustment as determined pursuant to this Section 2.3.

(xi) Each Party agrees that, following the Closing through the date that the Final Cash Consideration becomes final and binding in accordance with this Section 2.3, it will not, and it will cause its Affiliates not to, take any actions with respect to any accounting books, records, policies or procedures on which the Initial Cash Consideration is based, or on which the Final Cash Consideration is to be based, that would impede the final determination of the Final Cash Consideration.

2.4 Deferred Exchange Shares.

(a) The Relevant Company Shareholders shall be entitled to receive the Deferred Exchange Shares in accordance with, and subject to, the following provisions:

(i) Ten Million (10,000,000) Pubco Ordinary Shares (the “Milestone 1 Deferred Exchange Shares”) if, at any time during the Deferred Exchange Shares Period, the VWAP of the Pubco Ordinary Shares equals or exceeds $13.50 in any twenty (20) trading days within a thirty (30) trading day period on any securities exchange or securities market on which the Pubco Ordinary Shares are then traded; and

(ii) an additional Ten Million (10,000,000) Pubco Ordinary Shares (the “Milestone 2 Deferred Exchange Shares” and, together with the Milestone 1 Deferred Exchange Shares, the “Deferred Exchange Shares”) if, at any time during the Deferred Exchange Shares Period, the VWAP of the Pubco Ordinary Shares equals or exceeds $17.00 in any twenty (20) trading days within a thirty (30) trading day period on any securities exchange or securities market on which the Pubco Ordinary Shares are then traded.

(b) Each Relevant Company Shareholder shall be entitled to its Relevant Portion of any Deferred Exchange Shares. The Deferred Exchange Shares shall be issued by Pubco within twenty (20) Business Days after the satisfaction of the requirements as set forth in Section 2.4(a).

(c) All shares and per share amounts in this Section 2.4 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

(d) The Deferred Exchange Shares issued and delivered to the Relevant Company Shareholders, if any, shall be subject to the same restrictions that apply to the Exchange Shares under the Lock-Up Agreements for a period of twelve (12) months expiring on the first anniversary of the date of issue and delivery to the Relevant Company Shareholders of such Deferred Exchange Shares.

2.5 Transfer of Company Shares and Other Undertakings.

(a) At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

(i) a duly executed instrument of transfer in respect of its Company Shares to effect the transfer of its Company Shares (the “IoTs”);

(ii) share certificates representing its Company Shares (“Company Certificate”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company and Pubco (a “Lost Certificate Affidavit”);

(iii) certified true copy of a resolution of the board of directors of the Company (a) approving the form of the IoTs and the transfer of the Company Shares from the Company Shareholders to Pubco (such transfer conditional upon the satisfaction of the conditions provided in this Agreement), (b) instructing the secretary to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, (c) canceling all share certificate(s) relating to the Company Shares in the name of the Company Shareholders and issuing new share certificate(s) in the name of Pubco, and (d) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Department of Registrar of Companies of the Republic of Cyprus (the “Registrar”) thereby notifying the Registrar of such matters;

(iv) an original of a secretary’s confirmation letter in the Greek language, duly executed by the secretary of the Company for the purposes of submitting the necessary filings at the Registrar in relation to the action in clause (iii) above; and

(v) certified true copy of the updated Company’s corporate register which must comprise its register of directors and secretaries, register of registered offices, register of mortgages and charges and its register of members evidencing that Pubco is entered in the register of members as the sole holder of all of the Company Shares.

(b) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.6 Company Shareholder Consent. Each Company Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents or otherwise as may affect the transactions contemplated by this Agreement and the Ancillary Documents (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organizational Documents to the extent they relate to the transactions contemplated by this Agreement and the Ancillary Documents.

2.7 Termination of Certain Agreements. Without limiting the provisions of Section 2.6 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its capital shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

2.8 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.9 Appointment of Transfer Agent. Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) delivering Exchange Shares. The Transfer Agent shall (a) exchange Purchaser Securities for Pubco Securities, and (b) deliver Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Plan of Merger, applicable BVI Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

2.10 Pre-Closing Cash Dividend. Notwithstanding the limitations set forth in Section 8.2 and subject to applicable Law, the Company will declare and distribute to the Company Shareholders prior to the Share Acquisition Closing a cash dividend in an aggregate amount not to exceed (x) the amount of Available Cash at the Reference Time (y) minus the Available Cash Floor (such cash dividend, the “Pre-Closing Cash Dividend”); provided, however, that the Company may not declare the Pre-Closing Cash Dividend after the Relevant Date (but may pay the Pre-Closing Cash Dividend after the Relevant Date and before the Share Acquisition Closing). To the extent permitted by applicable Law, the Pre-Closing Cash Dividend shall be distributed by the Company in accordance with the percentage set forth opposite the name of each Company Shareholder in Part A of Annex I, unless the Company Shareholders shall agree to a different allocation distribution of the Pre-Closing Cash Dividend. The Company shall inform Purchaser prior to declaring or distributing the Pre-Closing Cash Dividend.

2.11 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). To the extent required to take a position, the Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur on the first (1st) Business Day following the Merger Closing. References herein to the “Closing” will refer collectively to the Merger Closing and the Share Acquisition Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. The Closing shall take place virtually or at such place as Purchaser, Pubco and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco and the Company agree in writing.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein or another Section of the Purchaser Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company, Pubco and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

4.1 Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting or in writing as permitted by Purchaser’s memorandum and articles of association, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with BVI Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the BVI Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the pre-merger notification requirements of the HSR Act, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the Laws of the British Virgin Islands, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Schedule 4.5(b) sets forth the beneficial and record owners of all outstanding Purchaser Options as of the date hereof (including the number of Purchaser Options held). Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, in the ticker of KSMTU, KSMT and KSMTW, respectively, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Since the IPO, neither the Purchaser nor the Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b) Purchaser has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by Purchaser have been withheld and timely paid over to the appropriate Governmental Authority.

(c) To the Knowledge of Purchaser, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP).

(d) There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where Purchaser does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e) To the Knowledge of Purchaser, (i) it does not have, nor has it ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, (ii) is not, nor has it ever been, subject to Tax in a jurisdiction outside the country of its establishment, and (iii) no claim in relation to Tax has ever been made against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) Purchaser does not have any Liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) Purchaser has not requested, nor or is it the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates.

4.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Pubco, and Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Pubco for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Company Shareholders and Pubco set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Company Shareholders and Pubco for the Registration Statement; and (b) none of the Company, the Company Shareholders and Pubco or their respective Representatives have made any representation or warranty as to the Target Companies, the Company Shareholders, Pubco, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21 Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than Two Hundred and Fifty Million Dollars ($250,000,000). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the Purchaser’s shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

5.1 Organization and Standing. Pubco is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Pubco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Pubco is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholder of Pubco and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco is required to be obtained or made in connection with the execution, delivery or performance by Pubco of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the pre-merger notification requirements of the HSR Act, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco of the transactions contemplated hereby and thereby, and compliance by Pubco with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of Pubco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Pubco under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Pubco, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, Pubco is authorized to issue a maximum of 50,000 of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by AF. Prior to giving effect to the transactions contemplated by this Agreement, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Pubco Activities. Since its formation, Pubco (i) has not engaged in any business activities other than as contemplated by this Agreement, (ii) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (iii) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 4.16).

5.8 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Pubco does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.10 Independent Investigation. Pubco has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and the Target Companies for such purpose. Pubco acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and the Company set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules or the Company Disclosure Schedules, as applicable) and in any certificate delivered to Pubco pursuant hereto, and the information provided by or on behalf of Purchaser or the Company for the Registration Statement; and (b) none of Purchaser, the Company, the Company Shareholders or their respective Representatives have made any representation or warranty as to Purchaser, the Target Companies, the Company Shareholders, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules and the Company Disclosure Schedules) or in any certificate delivered to Pubco pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein or another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Merger Closing, as follows:

6.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of Cyprus and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors and shareholders of the Company (as applicable) in accordance with the Company’s Organizational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The authorized share capital of the Company is divided into 18,940 Company Class A Shares and 1,060 Company Class B Shares of nominal value of €1.00 per share. The issued and outstanding capital shares of the Company consists of 18,940 Company Class A Shares and 1,060 Company Class B Shares of nominal value of €1.00 per share, and there are no other issued or outstanding equity interests of the Company. The Company Shareholders are the legal (registered) and beneficial owner of all of the issued Company Shares, with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), all of which Company Shares are owned by the Company Shareholders free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws or as set forth on Schedule 6.3(a). After giving effect to the Share Acquisition, Pubco shall own all of the issued share capital of the Company free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law Cap 113 of the statute laws of the Republic of Cyprus, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b) Except as set forth on Schedule 6.3(b), no Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.6 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Schedule 6.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth on Schedule 6.3(c), since January 1, 2018, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the pre-merger notification requirements of the HSR Act, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means, collectively, the unaudited monthly management accounts of the Company, consisting for each of a profit and loss account for the period beginning on January 1, 2018 and ended on December 31, 2020.

(b) The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments.

(c) When made available pursuant to Section 8.6, the Consolidated Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(d) Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since its formation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(e), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as disclosed on Schedule 6.7(e), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f) Except as set forth on Schedule 6.7(f), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that will be reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies contained in the Consolidated Company Financials, or (iii) are not material and were incurred after December 31, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(g) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since January 1, 2021, (i) has conducted its business only in the ordinary course of business consistent with past practice, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9 and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, since the date of its formation has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $1,500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,500,000 or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,500,000 per year or $3,000,000 in the aggregate;

(viii) is with any of Apple, Google or Facebook, or any of their Affiliates, except for those agreements that are considered to be public offers and are not reasonably expected to be material to the Target Companies, taken as a whole;

(ix) contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in any Company Products and is commercially available to the public generally with license, maintenance, support and other fees of less than $1,500,000 per year (“Material Inbound Licenses”);

(x) pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xi) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business consistent with past practice, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xii) for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of any transaction contemplated by this Agreement or any Ancillary Document;

(xiii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,500,000;

(xiv) is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xv) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xvi) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,500,000 (including pursuant to any joint venture);

(xvii) relates to a settlement of any Action entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xviii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth, as of the date hereof, all registered and applied-for Intellectual Property owned (or purported to be owned) by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth a complete and accurate list of each Contract pursuant to which any Target Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Intellectual Property in or with a Company Product, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of such Company Product to a third party. Except as set forth on Schedule 6.13(a)(iii), the Target Companies exclusively own all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable.

(b) Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Material Inbound Licenses in the same or similar manner that it is currently being used is not prohibited by such Contracts in material respects. None of the Target Companies is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to a Target Company.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, exploit, license or sublicense any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. During the past three (3) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three (3) years, none of the Target Companies has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Company’s Knowledge, no third party is Infringing any Company Owned IP in any material respect.

(d) All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of any Target Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Purchaser) that assigned to a Target Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP.

(e) Each Target Company has taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies.

(f) Except as specified in Schedule 6.13(f), (i) no funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.

(g) The consummation of the Transactions will not result in: (i) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under any Contract relating to Intellectual Property, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) Schedule 6.13(h) accurately and completely identifies each Target Company User Agreement in effect. Each Target Company User Agreement: (i) is binding and enforceable with respect to each and every user of each applicable Company Product (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), and (ii) will remain in full force and effect after the consummation of the Transactions.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company (i) no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products; and (ii) since January 1, 2018, no Target Company has received any claim from a third party, or knows of any claim by a third party, that any material Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any material proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

(j) No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of a Target Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(k) To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Products (i) contains any bug, defect, or error that affects the use, functionality, or performance of such Company Products, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products.

6.14 IT Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has taken commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b) To the Company’s Knowledge and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c) The Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

6.15 Taxes and Returns. Except as set forth on Schedule 6.15:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to the Knowledge of the Company true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to the Knowledge of the Company to be paid, other than such Taxes for which adequate reserves have been established.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority.

(c) To the Knowledge of the Company, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves have been established).

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e) To the Knowledge of the Company, (i) no Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, (ii) no Target Company is, or has ever been, subject to Tax in a jurisdiction outside the country of its establishment, and (iii) no claim in relation to Tax has ever been made against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) No Target Company has any Liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(h) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(i) No Target Company and no associate of any Target Company has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which (i) was required by law to be specifically disclosed to a Tax authority or (ii) has a main or dominant purpose or object of the avoidance of or the obtaining of other advantage in respect of a liability to Tax.

(j) No Target Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing other than changes in accounting methods of the Target Companies and the NX Companies made in connection with, in respect of the Target Companies, the preparation of the Company Consolidated Financials, and in respect of the NX Companies.

(k) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.16 Real Property. Schedule 6.16 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.17 Personal Property. Except as set forth in Schedule 6.17, all items of Personal Property with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.18. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.19 Employee Matters.

(a) Except as set forth in Schedule 6.19(a), no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company; there are no labor agreements, collective bargaining agreements or any other labor-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) The Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent any employees of the Target Company; no labor union, labor organization, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(c) The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(d) Schedule 6.19(d) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(e) No current officer of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(f) Except as set forth in Schedule 6.19(f), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g) No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment by either (i) an officer of any Target Company or (ii) an employee of any Target Company at the level of Vice President or above. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment or other discrimination have been made against (i) any officer of any Target Company or (ii) any employee of any Target Company at the level of Vice President or above.

(h) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(i) Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(j) Since January 1, 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

(k) Except as set forth on Schedule 6.19(k), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.19(k), each Target Company employee has entered into that Target Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(l) Schedule 6.19(l) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Except as set forth on Schedule 6.19(l), each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

6.20 Benefit Plans.

(a) Set forth on Schedule 6.20(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.20(a), no Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as set forth in Schedule 6.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.21 Environmental Matters. Except as set forth in Schedule 6.21:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

6.22 Transactions with Related Persons. Except as set forth on Schedule 6.22, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.23 Insurance.

(a) Schedule 6.23(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. Except as would not, individually or in the aggregate, be material to any Target Company, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to any Target Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2018, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.24 Compliance with the Terms and Conditions of Google Play and the App Store. Except as specified in Schedule 6.24, each Target Company is, and has been for the last eighteen (18) months, in compliance with the Apple Terms and Conditions and the Google Terms and Conditions in all material respects. Neither Google Play or the App Store (i) have provided written notice to any Target Company of any material non-compliance with their terms and conditions, or (ii) threatened in writing to remove the Hero Wars App from Google Play or the App Store, as applicable.

6.25 Data Protection and Cybersecurity.

(a) For the purposes of this Section 6.25, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR.

(b) Each Target Company complies in all material respects with all Data Protection Laws relating to the privacy, security, processing, transfer and confidentiality of personal data. Each Target Company has (i) implemented appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and kept up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) obtained all appropriate consents, approvals and/or authorization to process and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

(c) Each Target Company has implemented and maintains appropriate technical and organizational measures to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(d) In the past two (2) years, no Target Company has (i) suffered, or has discovered, any material personal data breach or material security breach or, to the Knowledge of the Company, intrusion into a Target Company’s computer networks or systems or any other computer networks or systems containing personal data or a Target Company’s data, (ii) been subject to any actual, pending, or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

6.26 Certain Business Practices.

(a) Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b) Since its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

6.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.28 Finders and Brokers. Except as set forth in Schedule 6.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

6.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Pubco for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Pubco set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser and Pubco for the Registration Statement; and (b) none of Purchaser, Pubco or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants to Purchaser and the Company, as of the date hereof and as of the Merger Closing, as follows:

7.1 Organization and Standing. The Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. The Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. The Company Shareholder owns good, valid and marketable title to all of the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which the Company Shareholder is a party or by which the Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement. Upon transfer of the Company Shareholder’s Company Shares to Pubco on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by the Company Shareholder of this Agreement or any Ancillary Documents to which it is a party or the consummation by the Company Shareholder of the transactions contemplated hereby or thereby other than (a) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the pre-merger notification requirements of the HSR Act, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of the Company Shareholder to consummate the Transactions.

7.5 Non-Contravention. The execution and delivery by the Company Shareholder of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Company Shareholder of the transactions contemplated hereby and thereby, and compliance by the Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Company Shareholder is a party or the Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Company Shareholder to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Company Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Company Shareholder is or is required to be a party.

7.7 Investment Representations. The Company Shareholder: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, cannot be resold until such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); and (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss. The Company Shareholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. By reason of the Company Shareholder’s business or financial experience, or by reason of the business or financial experience of the Company Shareholder’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Company Shareholder is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. The Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to the Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as the Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. The Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholder. The Company Shareholder has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Shareholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. The Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Purchaser or any of their respective Representatives, and that the Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Company Shareholder: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Company Shareholder’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

7.9 Information Supplied. None of the information supplied or to be supplied by the Company Shareholder expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholder expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Shareholder does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or their respective Affiliates.

7.10 Independent Investigation. The Company Shareholder has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and Pubco and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Pubco for such purpose. The Company Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Pubco set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company Shareholder pursuant hereto, and the information provided by or on behalf of Purchaser and Pubco for the Registration Statement; and (b) none of Purchaser, Pubco or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company Shareholder pursuant hereto.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.16, each of the Company and Pubco shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Pubco, as Purchaser or its Representatives may reasonably request regarding the Target Companies or Pubco and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company and Pubco to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Pubco. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 8.16, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law, the Company shall, and shall cause the other Target Companies to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement (including, but not limited to, Section 8.2(d) and Section 8.25) or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law, during the Interim Period and subject always to Section 8.5, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend (except for the Pre-Closing Cash Dividend) or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,500,000 individually or $3,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

(v) (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (F) hire any employee with an annual base salary greater than or equal to $250,000 or engage any person as an independent contractor other than in the ordinary course of business consistent with past practice, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business consistent with past practice;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by applicable Law, (i) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (ii) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) except as required pursuant to Section 8.2(d), make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority;

(ix) (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses and Target Company User Agreements, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(x) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) establish any Subsidiary or enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) except as part of the Company’s ongoing preparation for the Listing, in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Consolidated Company Financials, as applicable;

(xvi) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xviii) make any capital expenditures in excess of $1,500,000 (individually for any project (or set of related projects) or $3,000,000 in the aggregate);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business consistent with past practice;

(xxii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xxiii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xxiv) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxvi) remove or take any steps which could reasonably be expected to cause the removal of the Hero Wars App from either Google Play or the App Store; or

(xxvii) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Schedule 6.3(a), without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of any Company Securities owned by the Company Shareholders, and, to the extent possible within their capacity as Company Shareholders (including through the exercise of voting rights and by requiring directors of the Target Companies nominated for appointment by them) (i) cause the Target Companies to comply with Section 8.2(a), and (ii) cause the Target Companies not to take any action, or commit or agree to take any action, that would be prohibited by Section 8.2(b).

(d) During the Interim Period, the Company shall, and shall cause the other Target Companies to, use commercially reasonable efforts to review its compliance with indirect Tax rules on the sale of advertising, in-app games or in-game virtual items in any relevant Tax jurisdiction and to take commercially reasonable measures to mitigate any compliance issues with respect to such Taxes, including any voluntary disclosure to the relevant Tax authority. The Purchaser agrees and consents to the Company and the Target Companies taking any such action.

8.3 Conduct of Business of Purchaser during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement, the Forward Purchase Agreement (as amended) or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law, Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its business, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice; provided, that no action by Purchaser with respect to matters specifically prohibited or restricted by any provision of Section 8.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.3(b). Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement, the Forward Purchase Agreement (as amended) or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including under the Forward Purchase Agreement (as amended), from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $3,000,000);

(v) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting the Purchaser’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) make capital expenditures in excess of $1,500,000 individually for any project (or set of related projects) or $3,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xix) make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

(xx) authorize or agree to do any of the foregoing actions.

8.4 Conduct of Business of Pubco during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Pubco shall (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to Pubco and its business, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets.

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting of equity securities;

(x) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions; or

(xi) authorize or agree to do any of the foregoing actions.

8.5 Conduct of Business of the Company after the Relevant Date. In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice.

8.6 Consolidated Company Financials. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Target Companies for the fiscal years ended December 31, 2020, 2019 and 2018, each prepared in accordance with the IFRS and audited in accordance with the PCAOB standards by KPMG (or such other internationally recognized audit firm, as is reasonably acceptable to Purchaser) (the “Consolidated Company Financials”).

8.7 Monthly Management Accounts and Annual Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month completed after the date hereof, the Company shall deliver to Purchaser an unaudited monthly management account of the Target Companies for the applicable calendar month. From the date hereof through the Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.8 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq.

8.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Company Shareholders and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to Purchaser, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to the Company Shareholders, Pubco, or any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, the Company Shareholders) of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.10 No Trading. The Company, Pubco and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Company Shareholders each hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.12 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including the HSR Act filing fee), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period under the HSR Act and not agreeing to extend any waiting period or to refile under Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, AF and Pubco shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

(e) The Company shall pay promptly after the date of this Agreement and in any event (i) by no later than thirty (30) days from the date of delivery of the original of this Agreement in Cyprus (if executed outside of Cyprus) or (ii) by no later than thirty (30) days from the date of this Agreement (if executed in Cyprus), any payable stamp duty in Cyprus pursuant to the Cyprus Duty Law No. 19/1963 of Cyprus (as amended) in respect of this Agreement and/or any Ancillary Document.

(f) Prior to the Closing, the Company shall use (and shall cause its Affiliates to use) commercially reasonable efforts to take the steps set forth on Schedule 8.12(f).

8.13 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the Purchaser’s shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Purchaser’s shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser’s shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by the Purchaser’s shareholders in accordance with Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (B), collectively, the “Shareholder Approval Matters”), and (C) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq.

(c) Purchaser, the Company and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser, the Company and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to the Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the BVI Act as soon as practicable following the effectiveness of the Registration Statement.

(f) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

8.15 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”); provided, that Everix shall be given an opportunity to review a draft of the Signing Press Release by no later than one (1) calendar day prior to the date of issue thereof. Promptly after the issuance of the Signing Press Release (but in any event within two (2) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than one (1) Business Day after the execution of this Agreement). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”); provided, that Everix shall be given an opportunity to review a draft of the Closing Press Release by no later than one (1) calendar day prior to the date of issue thereof. Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.16 Confidential Information.

(a) The Company, Pubco and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17 Post-Closing Board of Directors and Officers of Pubco.

(a) Prior to the Closing, Pubco shall establish a board of directors consistent with the terms of the governance term sheet attached as Exhibit C hereto and any other terms reasonably satisfactory to the Company, Purchaser and the Key Company Shareholders; provided, that Ivan Tavrin shall serve as one of Pubco’s independent directors as of the Closing. Except as otherwise agreed in writing by the Company, Purchaser and the Key Company Shareholders prior to the Closing, the Parties shall take all necessary action so that all of the members of the board of directors of Pubco in office prior to the Closing resign effective as of the Closing.

(b) The Parties acknowledge and agree that, upon the Closing, AF shall initially serve as the Chief Executive Officer of Pubco, and Alexander Karavaev shall initially serve as the Chief Financial Officer of Pubco.

8.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall, for a period of six (6) years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance that have not been paid by Purchaser.

8.19 Purchaser Expenses; Trust Account Proceeds.

(a) During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued Expenses of Purchaser from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Expenses exceeds any of the monetary thresholds set out in Schedule 8.19(a).

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Pubco either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption and any proceeds received by Pubco under the Forward Purchase Agreement (as amended) (collectively, the “Closing Cash”), shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing, (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) third, the Initial Cash Consideration in accordance with Section 2.3(a)(ii). Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

8.20 New Registration Rights Agreement. By no later than the Merger Closing Date, (i) Purchaser and the Sponsor shall terminate the Sponsor Registration Rights Agreement, and (ii) Pubco, the Key Company Shareholders and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

8.21 Lock-Up Agreements. At the Share Acquisition Closing, (i) the Key Company Shareholders shall each enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.1 hereto, and (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.2 (each, a “Lock-Up Agreement”).

8.22 Non-Compete. Each of the Founders agrees and acknowledges that, it is necessary that, following the Closing, such Founder undertake not to utilize its special confidential knowledge of the business of the Target Companies and its relationship with clients or customers to compete with Pubco and the Target Companies. Each Founder further agrees and acknowledges that Pubco and the Target Companies could be irreparably damaged if such party were to engage in a business competitive with the development and publication of free-to-play games as conducted by Pubco and the Target Companies as of the date of the Closing (any such business, a “Competing Business”). Therefore, as a significant inducement to Purchaser to enter into and perform its obligations under this Agreement, each Founder agrees that for a period of two (2) years after the Closing, no such Founder, nor any Affiliate of such Founder acting on such Founder’s behalf, shall, anywhere in the world, directly or indirectly, either for themselves or any other Person, engage in, own, operate, manage, control, invest in or participate in any manner or permit their names to be used by, act as a consultant or advisor to, render services for (alone or in association with any person), or otherwise assist in any manner, any Person that engages in, or owns, operates, manages, controls, invests in or participates in, any Competing Business. Notwithstanding the foregoing, the direct or indirect ownership by a Founder of publicly traded interests in or securities of any Person engaged in a Competing Business to the extent that such investment does not, directly or indirectly, confer on such Founder more than five (5) percent of the voting power of such Person shall not be a breach of this Section 8.22.

8.23 Non-Solicitation of Employees. Each Key Company Shareholder agrees that, for a period of two (2) years after the Closing, it, and his, her or its Affiliates acting on his, her or its behalf shall not, directly or indirectly, engage, recruit, solicit for employment, offer employment to, without the prior written Consent of Pubco, any person who is (or was on the date hereof) an executive officer, manager, or senior employee of Pubco or any Target Company; provided, however, that neither such Key Company Shareholder, nor any of his, her or its Affiliates acting on his, her or its behalf, will be prohibited from making general employment solicitations not specifically directed at the employees of Pubco or the Target Companies and/or hiring any individuals who respond to such solicitations and who when employed by the Key Company Shareholder or its Affiliates, as applicable, had not been working for any of Pubco or the Target Companies for at least six (6) months.

8.24 Limitations in Scope. Each Key Company Shareholder recognizes that the territorial, time and scope limitations set forth in Section 8.22 and Section 8.23 are reasonable and are properly required for the protection of Pubco’s and the Target Companies’ legitimate interests in client relationships, goodwill and Trade Secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to submit to the reduction of any or all of said territorial, time or scope limitations to such a territory, time or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

8.25 NX Companies. As promptly as practicable after the date of this Agreement and in any event by no later than the Share Acquisition Closing, the Company shall, and the Company Shareholders shall cause the Company to, complete the acquisition of all of the issued and outstanding share capital of the NX Companies that is not already owned by the Company as of the date of this Agreement (the “NX Companies Closing”).

8.26 Pubco Equity Incentive Plan. Purchaser, the Company and Pubco shall work together to develop the terms of a new equity incentive plan to be adopted by Pubco by no later than the Share Acquisition Closing (the “Pubco Equity Incentive Plan”), the total size of which shall equal five percent (5%) of Pubco’s outstanding capital stock as of immediately after the Share Acquisition Closing. Purchaser, the Company and Pubco shall use commercially reasonable efforts to agree the material terms of the Pubco Equity Incentive Plan as promptly as practicable after the date of this Agreement and in any event by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

8.27 Purchaser Options. By no later than the Merger Effective Time, Purchaser shall adopt a board resolution approving the conversion of every issued and outstanding Purchaser Option into the right of the holder thereof to receive a Pubco Option in accordance with, and subject to, Section 1.6(d) of this Agreement and the terms of the applicable Purchaser Option Agreement.

8.28 Pubco Charter Amendment. At or as soon as practicable after the Share Acquisition Closing, Pubco shall cause the Amended Pubco Charter to be further amended and restated so as to remove from the Amended Pubco Charter the provisions that are specific to special purpose acquisition companies.

8.29 Further Actions. As soon as practicable after the date of this Agreement, the Company shall use its commercially reasonable efforts, and shall cooperate fully with Purchaser and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to align its business practices with certain recommendations made by Purchaser.

Article IX
SURVIVAL AND INDEMNIFICATION

9.1 Survival.

(a) All representations and warranties of Pubco, the Company and the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Closing through and until and including the Expiration Date; provided, however, that (i) the representations and warranties contained in Section 6.15 (Taxes and Returns) shall survive the Closing until thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax indemnifiable pursuant to Section 9.2 (taking into account any applicable extensions or waivers by Law, election or agreement), and (ii) the Pubco Fundamental Representations, the Company Fundamental Representations and the Company Shareholders Fundamental Representations shall each survive the Closing for a period of seven (7) years after the Share Acquisition Closing Date. Additionally, Fraud Claims relating to Pubco, the Company or the Company Shareholders shall survive the Closing indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 9.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of Pubco, the Company or the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement) shall survive the Closing and continue until fully performed in accordance with their terms.

(b) All representations, warranties and covenants of Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall terminate at Closing, except that Fraud Claims relating to Purchaser shall survive the Closing indefinitely.

9.2 Indemnification. Subject to the terms and conditions of this Article IX (including Section 9.4(c)), from and after the Closing, the Key Company Shareholders and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnitor”), severally and not jointly and severally, will indemnify, defend and hold harmless Purchaser, its Affiliates (including, for the avoidance of doubt, Pubco and, after Closing, the Target Companies) and each of their respective officers, directors, managers, employees, successors and permitted assigns (each, an “Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (excluding consequential damages that are not reasonably foreseeable), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 9.5), costs and expenses (including reasonable court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising out of or resulting directly from (whether or not involving a Third Party Claim): (A) the breach of any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations; (B) the breach of any representation or warranty made by Pubco, the Company or the Company Shareholders set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement, other than any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations (collectively, the “Operational Representations”); (C) the breach of any covenant or agreement on the part of Pubco, the Company or the Company Shareholders set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement; or (D) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

9.3 Specific Tax Indemnity. Subject to the terms and conditions of this Article IX (including Section 9.4(c)), from and after the Closing, the Indemnitors, severally and not jointly and severally, will indemnify, defend and hold harmless the Indemnitees from and against any Loss paid, suffered or incurred by, or imposed upon, any Indemnitee as a result of any indirect Tax, VAT or sales and use Tax or the equivalent thereof in the applicable Tax jurisdiction, for (i) a Tax period ending on or before the Closing Date; or (ii) in the case of any Tax period starting on or before the Closing Date and ending after the Closing Date, the initial portion of such Tax period up to and including the Closing Date, in each case imposed on any Indemnitee and arising on the sale of advertising, in-app games or in-game virtual items to customers in any relevant Tax jurisdiction prior to Closing (the “Pre-Closing Indirect Tax Liability”); provided, that the Indemnitors shall have no obligation pursuant to the indemnity given in this Section 9.3 unless the indemnity amount in respect of the Pre-Closing Indirect Tax Liability payable under this Section 9.3 exceeds the Indirect Tax Liability Amount.

9.4 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article IX, the Indemnitors shall not be liable under Section 9.2 in respect of indemnification claims for breaches of any Operational Representations, unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article IX exceeds One Million and Five Hundred Thousand Dollars ($1,500,000) (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first Dollar of Losses of the Indemnitees, subject to the other limitations herein.

(b) Notwithstanding any other provision of this Agreement:

(i) the maximum aggregate amount for which the Indemnitors shall be liable under Section 9.2 in respect of (A) indemnification claims for breaches of any Operational Representations and (B) indemnification claims for Pre-Closing Indirect Tax Liabilities exceeding the Indirect Tax Liability Amount, shall not exceed an amount equal to One Hundred and Fifty Million Dollars ($150,000,000); and

(ii) the maximum aggregate amount for which the Indemnitors shall be liable under Section 9.2 in respect of (A) indemnification claims for breaches of any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations, (B) indemnification claims for breaches of any covenant or agreement on the part of Pubco, the Company or the Company Shareholders set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement, (C) indemnification claims for any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities, and (D) Fraud Claims, shall not exceed the sum of the Final Cash Consideration and the Exchange Consideration (the “Total Liability Cap”); provided, that the Total Liability Cap shall be reduced by (1) the sum of all amounts actually paid by the Indemnitors in respect of indemnification claims for breaches of any Operational Representations, and (2) an amount corresponding to the portion of the Exchange Consideration that refers to the Deferred Exchange Shares until such time they have been issued in accordance with Section 2.4.

(c) Everix and its successors and assigns shall have no liability under Sections 9.2 and 9.3 for Losses arising out of or resulting directly or indirectly from (whether or not involving a Third Party Claim) the breach of any representation or warranty made by it or the Company set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement, if the facts, events and circumstances that cause such representations and warranties to be breached relates to the periods prior to August 20, 2018; provided, that the Indemnitees shall be entitled to receive indemnification payments under Sections 9.2 and 9.3 in respect of 100% of such Losses from the other Indemnitors.

(d) Solely for purposes of determining the amount of Losses under this Article IX (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect (other than Sections 6.5(c), 6.8(b), 6.10, 6.12(b), 6.23(a), 6.29 and 8.10, it being understood that materiality in respect of such representations, warranties and covenants constitutes a part of the essence of such representations, warranties and covenants) will be deemed to have been made without any such qualification.

(e) No investigation or knowledge by an Indemnitee of a breach of a representation, warranty, covenant or agreement of a Party shall affect the representations, warranties, covenants and agreements of the Parties or the recourse available to the Indemnitees under any provision of this Agreement, including this Article IX, with respect thereto.

(f) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(g) Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Indemnitee will be entitled to recover the amount of any Losses suffered by such Indemnitee more than once under this Agreement in respect of such fact, event, condition or circumstance,

9.5 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article IX, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Company Shareholders Representative shall have the sole right to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article IX, including bringing, defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative (on behalf of an Indemnitee) must provide written notice (a “Claim Notice”) of such claim to the Company Shareholders Representative on behalf of the Indemnitors, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known, and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Company Shareholders Representative).

(c) If (i) any third party (including any Governmental Authority) notifies Pubco or any of its Subsidiaries with respect to any matter (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification against the Indemnitors under this Article IX, or (ii) Pubco or any of its Subsidiaries otherwise become aware of any matter that may give rise to a claim for indemnification against the Indemnitors under this Article IX, then Pubco must promptly notify the Purchaser Representative thereof in writing describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim or other matter, as applicable. Pubco shall allow the Purchaser Representative and its professional advisors to investigate the facts and circumstances with respect to the subject matter of such Third Party Claim or other matter, as applicable, and whether and to what extent any amount is payable in respect thereof, and Pubco shall, and shall cause its Subsidiaries to, assist the Purchaser Representative’s investigation by giving such information and assistance (including access to the premises and personnel of Pubco and its Subsidiaries and the right to examine and copy any Contracts, accounts, documents or records) as the Purchaser Representative or any of its professional advisors may reasonably request. In addition to the foregoing, from the Closing Date until the applicable date when the representations and warranties of Pubco, the Company and the Company Shareholders contained in this Agreement no longer survive in accordance with Section 9.1(a), Pubco shall, and shall cause its Subsidiaries to, afford the Purchaser Representative and its professional advisors reasonable access during normal business hours, to the extent permitted by applicable Law and in accordance with the procedures established by Pubco, to the premises and personnel of Pubco and its Subsidiaries, including the right to examine and copy any Contracts, accounts, documents or records, in each case solely for the purpose of investigating whether any matter may give rise to a claim for indemnification against the Indemnitors under this Article IX; provided, that such access shall only be upon the reasonable advance request of the Purchaser Representative, shall not unreasonably disrupt personnel, operations and properties of the Target Companies, and shall be at the Purchaser Representative’s sole risk and expense.

(d) In the case of any claim for indemnification against the Indemnitors under this Article IX arising from a Third Party Claim, the Purchaser Representative must, in addition to complying with Section 9.5(b), give a Claim Notice with respect to such Third Party Claim to the Company Shareholders Representative promptly (but in no event later than thirty (30) days) after the Purchaser Representative’s receipt of notice of such Third Party Claim; provided, that the failure to timely give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. The Company Shareholders Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Company Shareholders Representative, unless (i) the Company Shareholders Representative fails to acknowledge fully to the Purchaser Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after the Company Shareholders Representative’s receipt of notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor, or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Company Shareholders Representative on behalf of the Indemnitor and Pubco or its Subsidiaries in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against Pubco or its Subsidiaries. If the Company Shareholders Representative on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify Pubco and the Purchaser Representative of its intent to do so, and Pubco, the Purchaser Representative and the Indemnitee will, at the request and expense of the Company Shareholders Representative, cooperate in the defense of such Third Party Claim. If the Company Shareholders Representative on behalf of the Indemnitor elects not to, or at any time is not entitled under this Section 9.5 to, compromise or defend such Third Party Claim, fails to notify Pubco and the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, Pubco may pay, compromise or defend such Third Party Claim; provided, however, that: (i) Pubco shall keep the Purchaser Representative and the Company Shareholders Representative fully and promptly informed of all actions related to the Third Party Claim, and consult with the Purchaser Representative and the Company Shareholders Representative on any matter which is or is likely to be material in relation to the Third Party Claim; (ii) Pubco shall not make any admission of liability, agreement, settlement or compromise with any third party in relation to such Third Party Claim without the prior written consent of the Purchaser Representative on behalf of the Indemnitee and the Company Shareholders Representative on behalf of the Indemnitor (which consent, in each case, will not be unreasonably withheld, delayed or conditioned); and (iii) the Purchaser Representative on behalf of the Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to Pubco’s right to direct the defense.

(e) Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by Pubco (with the prior written consent of the Purchaser Representative on behalf of the Indemnitee) without the prior written consent of the Company Shareholders Representative on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, Pubco and its Subsidiaries will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will they be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by Pubco and its Subsidiaries or where any delay in payment would cause Pubco and its Subsidiaries material economic loss. The Company Shareholders Representative’s right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that the Company Shareholders Representative on behalf of the Indemnitor may not settle or compromise any Third Party Claim without the prior written consent of the Purchaser Representative on behalf of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned). If the Company Shareholders Representative on behalf of the Indemnitor elects to, and is entitled under this Section 9.5 to, compromise or defend a Third Party Claim, the Purchaser Representative on behalf of the Indemnitee will have the right to participate in the defense of such Third Party Claim with counsel selected by it subject to the Company Shareholders Representative’s right on behalf of the Indemnitor to direct the defense.

(f) Any action by the Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Purchaser Representative giving a Claim Notice on behalf of the Indemnitee with respect to such Direct Claim to the Company Shareholders Representative on behalf of the Indemnitor promptly (but in no event later than thirty (30) days) after the Purchaser Representative becomes aware of such Direct Claim; provided, that the failure to timely give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. The Company Shareholders Representative on behalf of the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Company Shareholders Representative on behalf of the Indemnitor does not respond within such thirty (30) days, the Company Shareholders Representative on behalf of the Indemnitor will be deemed to have rejected such Direct Claim, in which case the Purchaser Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

9.6 Indemnification Payments. Any indemnification obligation of an Indemnitor under this Article IX will be paid within ten (10) Business Days after the determination of such obligation in accordance with Section 9.5.

9.7 Exclusive Remedy. From and after the Closing, except with respect to (i) Fraud Claims, (ii) claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.6), or (iii) claims under the Ancillary Documents, indemnification pursuant to this Article IX shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Antitrust. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of the BVI Act (the “Required Shareholder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Net Tangible Assets. Upon the Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least Five Million and One Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e) Closing Cash. After taking into account payments by Purchaser for the Redemption and any proceeds received by Pubco under the Forward Purchase Agreement (as amended), Purchaser and Pubco shall have at least an aggregate of One Hundred Million Dollars ($100,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g) Listing. The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

10.2 Conditions to Obligations of the Company, Pubco and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties.

(i) All of the Purchaser Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(ii) All of the other representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Merger Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) with respect to Purchaser.

10.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties.

(i) All of the Pubco Fundamental Representations, the Company Fundamental Representations and the Company Shareholders Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(ii) All of the other representations and warranties of Pubco, the Company, and the Company Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of Pubco, the Company or the Company Shareholders pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco, any Target Company or the Company Shareholders, as applicable.

(b) Agreements and Covenants. Pubco, the Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Pubco or the Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received (1) a certificate from Pubco, dated as the Merger Closing Date, signed by a director of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to Pubco, and (2) a certificate from the Company, dated as the Merger Closing Date, signed by the sole director of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to the Company.

(ii) Company Shareholders Certificate. Purchaser shall have received a certificate from the Company Shareholders Representative, dated as the Merger Closing Date, signed by the Company Shareholders Representative, certifying as to the satisfaction of the conditions specified in Sections 10.3(a) and 10.3(b) with respect to the Company Shareholders.

(iii) Termination of Company Convertible Securities. Solely to the extent that any Company Convertible Securities are then issued and outstanding, Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor unless agreed and accepted by the Purchaser otherwise.

(iv) Share Transfer Deliverables. Purchaser shall have received the following documents:

(1) copy of the executed and undated IoTs by each Company Shareholder in respect of the Company Shares each holds in the Company respectively;

(2) copies of the Company Certificates;

(3) copy of the executed and undated resolution of the board of directors of the Company (a) approving the form of the IoTs and the transfer of the Company Shares from the Company Shareholders to Pubco, (b) instructing the secretary to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, (c) canceling all share certificate(s) relating to the Company Shares in the name of the Company Shareholders and issuing new share certificate(s) in the name of Pubco, and (d) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Registrar thereby notifying the Registrar of such matters;

(4) certified true copy of the Company’s corporate register which must comprise its register of directors and secretaries, register of registered offices, register of mortgages and charges and its register of members prior to the transfer of the Company Shares to Pubco.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Pubco) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by June 30, 2021 (as extended pursuant to the next proviso, the “Outside Date”); provided, that, if the Registration Statement is not declared effective by not later than fifteen (15) Business Days prior to the Outside Date, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period of three (3) months; provided further, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company, Pubco or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e) by written notice by Purchaser to the Company if (i) there has been a breach by the Company, Pubco or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied;

(f) by written notice by the Company to Purchaser if there shall have been a Material Adverse Effect on Purchaser following the date of this Agreement which is uncured and continuing;

(g) by written notice by Purchaser to the Company if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing; or

(h) by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XIII and this Section 11.2 shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination.

Article XII
WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Purchaser’s shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Purchaser’s shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2 Release and Covenant Not to Sue. Without prejudice to Section 8.17(a), effective as of the Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Kismet Acquisition One Corp.

Ritter House, Wickhams Cay II

PO Box 3170, Road Town, Tortola

VG1110 British Virgin Islands

Attn: Ivan Tavrin, Chief Executive Officer

Email: tioffice@kismetcg.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London, E14 5DS

United Kingdom

Attn: Pranav Trivedi / Denis Klimentchenko

Email: pranav.trivedi@skadden.com /

denis.klimentchenko@skadden.com

If to the Purchaser Representative to:

Kismet Sponsor Limited

Ritter House, Wickhams Cay II

PO Box 3170, Road Town, Tortola

VG1110 British Virgin Islands

Attn: Natalia Markekova

Email: nmarkelova@kismet-group.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London, E14 5DS

United Kingdom

Attn: Pranav Trivedi / Denis Klimentchenko

Email: pranav.trivedi@skadden.com /

denis.klimentchenko@skadden.com

If to the Company at or prior to the Closing, to: Nexters Global Ltd. 55, Griva Digeni, 3101 Limassol, Cyprus Attn: Tatiana Kostrikova Email: t.kostrikova@nextersglobal.com	with a copy (which will not constitute notice) to: Latham & Watkins (London) LLP 99 Bishopsgate London, EC2M 3XF United Kingdom Attn: J. David Stewart Email: j.david.stewart@lw.com

If to Pubco at or prior to the Closing, to: Nexters Inc. Andrey Fadeev 55, Griva Digeni, 3101 Limassol, Cyprus Email: fadanrd@gmail.com	with a copy (which will not constitute notice) to: Latham & Watkins (London) LLP 99 Bishopsgate London, EC2M 3XF United Kingdom Attn: J. David Stewart Email: j.david.stewart@lw.com

If to the Company Shareholders Representative or the Company Shareholders, to:

Fantina Holdings Limited

20 Spyrou Kyprianou, Chapo Central, 3rd Floor, 1075 Nicosia, Cyprus

Attn: Constantinos Meivatzis

Email: Constantinos.Meivatzis@iqeq.com

with a copy (which will not constitute notice) to: Latham & Watkins (London) LLP 99 Bishopsgate London, EC2M 3XF United Kingdom Attn: J. David Stewart Email: j.david.stewart@lw.com

If to Pubco, Purchaser, or the Company after the Closing, to: Nexters Inc. Andrey Fadeev 55, Griva Digeni, 3101 Limassol, Cyprus Email: fadanrd@gmail.com	with a copy (which will not constitute notice) to: Latham & Watkins (London) LLP 99 Bishopsgate London, EC2M 3XF United Kingdom Attn: J. David Stewart Email: j.david.stewart@lw.com

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.18 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 13.4 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 13.1 and that nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

13.5 WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.14(d) and Section 13.15(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, Pubco, the Company, the Purchaser Representative and the Company Shareholders Representative.

13.9 Waiver. Each of Purchaser, Pubco and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents and the LOI, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.14 Company Shareholders Representative.

(a) By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby constitute and appoint Fantina Holdings Limited (the “Company Shareholders Representative”) as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) making on behalf of the Company Shareholders any determinations and taking all actions on their behalf relating to the adjustment of the Initial Cash Consideration under Section 2.3 and any disputes with respect thereto; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (viii) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims against any of them under Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.5. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorization as the Company Shareholders Representative under this Agreement.

(b) The Purchaser Representative, Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Pubco, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

(c) The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser, Pubco or any Indemnitee pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d) If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

13.15 Purchaser Representative.

(a) By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor (the “Purchaser Representative”) as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.5; (ii) making on behalf of Purchaser any determinations and taking all actions on its behalf relating to the adjustment of the Initial Cash Consideration under Section 2.3 and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iv) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (vii) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

13.16 Legal Representation. The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Greenberg Traurig, LLP (“GT”) may have, prior to the Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Skadden and GT will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Skadden’s or GT’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Purchaser, the Company and/or the Company Shareholders or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Skadden or GT of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Skadden and GT with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Consolidated Company Financials for the calendar year ended December 31, 2020.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, (i) Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing, and (ii) each of the NX Companies shall be deemed to be an Affiliate of the Company prior to and after the NX Companies Closing.

“Ancillary Documents” means each agreement, instrument or document including the Forward Purchase Agreement (as amended), the Lock-Up Agreements, the Amended Pubco Charter, the New Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Apple” means Apple, Inc., a corporation incorporated in California.

“App Store” means the digital distribution platform developed and maintained by Apple.

“Apple Terms and Conditions” means the terms and conditions applicable to the Target Companies’ use of the App Store included in the Apple Developer Program License Agreement dated June 22, 2020, the Apple Developer Agreement dated June 8, 2015, and the App Store Review Guidelines dated September 11, 2020, in each case, as may be subsequently amended or supplemented by Apple, including all schedules thereto.

“Available Cash” means the total amount of unrestricted cash held by the Target Companies as of any date of determination.

“Available Cash Floor” means Twenty Million Dollars ($20,000,000), provided, that such amount shall be reduced to Fifteen Million Dollars ($15,000,000) if, as of the Relevant Date, (i) the Pre-Closing Indirect Tax Liability has been conclusively and irrevocably discharged by the Target Companies, and (ii) the Company has paid all of its bonus or benefit obligations that would be triggered in connection with the Transactions, including the payments or benefits set forth in Schedule 6.20(d).

“Base Cash Consideration” means an amount, not to exceed One Hundred and Fifty Million Dollars ($150,000,000), equal to fifty percent (50%) of the amount of the Closing Cash.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Brilioth Option Agreement” means the option agreement, dated as of August 5, 2020, by and between Purchaser and Per Brilioth, granting Per Brilioth the right to purchase all or any part of an aggregate of 40,000 Purchaser Ordinary Shares at the exercise price of Ten Dollars ($10.00) per Purchaser Ordinary Share, subject to the terms and conditions set forth therein.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, Tortola, the British Virgin Islands, or Nicosia, Cyprus, are authorized to close for business.

“BVI Act” means the British Virgin Islands Business Companies Act (No. 16 of 2004), as amended.

“Closing Debt” means the sum of (a) the aggregate Indebtedness of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, and (b) the Company Transaction Expenses that remain unpaid at the Share Acquisition Closing, in the case of clause (b), without double-counting with any amounts included in clause (a) above or the Net Working Capital Adjustment; provided, that if such amount is less than zero, the Closing Debt shall be equal to zero.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Class A Shares” means the Class A shares of the Company, with nominal value of €1.00 per share.

“Company Class B Shares” means the Class B shares of the Company, with nominal value of €1.00 per share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Representations” means the representations and warranties contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Subsidiaries), 6.5 (Governmental Approvals), 6.6 (Non-Contravention), and 6.28 (Finders and Brokers).

“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Target Companies.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.

“Company Shareholders Fundamental Representations” means the representations and warranties contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals), 7.5 (Non-Contravention), and 7.8 (Finders and Brokers).

“Company Software” means the Software owned or purported to be owned by the Target Companies.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Target Companies, which a Target Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the Company Shareholders or their Affiliates which a Target Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts. For the avoidance of doubt, the term Company Transaction Expenses shall not include any Purchaser Transaction Expenses.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Deferred Exchange Shares Period” means the period of three (3) years beginning on the Share Acquisition Closing Date and ending on the third anniversary of the Share Acquisition Closing Date.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date falling sixteen (16) months after the Share Acquisition Closing Date.

“Euro” or “EUR” or “€” means the lawful currency for the time being of the European Union.

“Facebook” means Facebook, Inc., a Delaware corporation.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Google” means Google, LLC, a Delaware limited lability company.

“Google Play” means the Google Play App Store, a digital distribution platform, developed and maintained by Google.

“Google Terms and Conditions” means the terms and conditions applicable to the Target Companies’ use of Google Play included in the Google Play Developer Distribution Agreement dated November 17, 2020, and/or the Developer Program Policies, in each case, as may be subsequently amended or supplemented by Google, including all schedules thereto.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Hero Wars App” means all versions of the Company’s Software application for users to access the Hero Wars game through the Apple Store and Google Play.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (j) any severance trigged prior to the Closing, defined benefit pension liabilities or deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) and (k) all obligation described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the Purchaser Transaction Expenses, as applicable.

“Indirect Tax Liability Amount” means Five Million Dollars ($5,000,000).

“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all intellectual property rights as they exist in any jurisdiction throughout the world, including: Patents, Trademarks, Copyrights, Trade Secrets, and intellectual property rights in Software, databases and collections of data.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of August 5, 2020, and filed with the SEC on August 8, 2020 (File No. 333-239972).

“Israelyan Option Agreement” means the option agreement, dated as of August 5, 2020, by and between Purchaser and Verdi Israelyan, granting Verdi Israelyan the right to purchase all or any part of an aggregate of 40,000 Purchaser Ordinary Shares at the exercise price of Ten Dollars ($10.00) per Purchaser Ordinary Share, subject to the terms and conditions set forth therein.

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, used, leased or licensed in by or to any Target Company (including for hosting or colocation).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“LOI” means that certain letter of intent, dated as of November 18, 2020, by and between Purchaser, the Company, the Founders and IDSB Holding Ltd. (from which Everix acquired its Company Shares).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, the COVID-19 pandemic, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, (a) all current assets of the Target Companies (excluding any cash and cash equivalents), on a consolidated basis, minus (b) all current liabilities of the Target Companies (excluding, without duplication, the Closing Debt), on a consolidated basis, prepared in good faith and in accordance with the Accounting Principles.

“Net Working Capital Adjustment” means (i) the amount by which the Net Working Capital (a) exceeds or (b) is less than the Target Net Working Capital, or (ii) $0, in the event that the Net Working Capital is equal to the Target Net Working Capital; provided any amount which is calculated pursuant to clause (i)(b) above shall be deemed to be a negative number.

“NX Companies” means, collectively, NX Studio and NX Online.

“NX Online” means NX Online LLC (ООО Эникс Онлайн), a limited liability company incorporated in the Russian Federation whose primary state registration number is 1207700029866.

“NX Studio” means NX Studio LLC (ООО Эникс Студио), a limited liability company incorporated in the Russian Federation whose primary state registration number is 1157746608337.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means the price per Purchaser Ordinary Share offered to the Purchaser’s shareholders with respect to the Redemption.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Private Placement” means the private placement to the Sponsor of 6,750,000 Purchaser Private Warrants, consummated simultaneously with the closing of the IPO at a price of $1.00 per Purchaser Private Warrant.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the BVI Act.

“Pubco Fundamental Representations” means the representations and warranties contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Governmental Approvals), 5.4 (Non-Contravention), 5.5 (Capitalization) and 5.7 (Finders and Brokers).

“Pubco Ordinary Shares” means the ordinary shares, with no par value, of Pubco.

“Pubco Private Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Pubco Public Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the memorandum and articles of association of Purchaser, as amended and in effect under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

“Purchaser Options” means, collectively, all of the options to purchase Purchaser Ordinary Shares that were granted pursuant to the Purchaser Option Agreements, and “Purchaser Option” means any of them.

“Purchaser Option Agreements” means, collectively, the Brilioth Option Agreement, the Israelyan Option Agreement and the Tompsett Option Agreement.

“Purchaser Optionees” means, collectively, Per Brilioth, Verdi Israelyan and Clifford Tompsett.

“Purchaser Ordinary Shares” means the ordinary shares, with no par value, of Purchaser.

“Purchaser Private Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Purchaser Public Units” means the units of Purchaser, each unit consisting of one (1) ordinary share and one-half of one (1) warrant of Purchaser.

“Purchaser Public Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Public Warrants, the Purchaser Private Warrants and the Purchaser Options, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Relevant Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Share Acquisition Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Share Acquisition Closing as currently due and owing without contingency as of such time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Company Shareholders” means all of the Company Shareholders other than Everix.

“Relevant Date” means (a) with respect to Company Transaction Expenses, at all times, the Share Acquisition Closing Date, and (b) with respect to all other items, (i) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (ii) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

“Relevant Portion” means, with respect to each Relevant Company Shareholder, the percentage set forth opposite such Relevant Company Shareholder’s name on Part B of Annex I, which reflects such Relevant Company Shareholder’s pro rata share of the Deferred Exchange Shares.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs or firmware, whether in source code or object code form, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Kismet Sponsor Limited, a business company incorporated in the British Virgin Islands with limited liability.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and its direct and indirect Subsidiaries (excluding Pubco) and “Target Company” means any of them.

“Target Company User Agreement” means each Contract to which a Target Company is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) each of the Target Companies’ third party end user’s access to and use of any Company Product, but excluding policies and procedures whether or not in writing.

“Target Net Working Capital” means Twenty Seven Million Dollars ($27,000,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

“Tompsett Option Agreement” means the option agreement, dated as of August 5, 2020, by and between Purchaser and Clifford Tompsett, granting Clifford Tompsett the right to purchase all or any part of an aggregate of 40,000 Purchaser Ordinary Shares at the exercise price of Ten Dollars ($10.00) per Purchaser Ordinary Share, subject to the terms and conditions set forth therein.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 5, 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

$13.11
Acquisition Proposal	8.9(a)
AF	Recitals
Agreement	Preamble
Alternative Transaction	8.9(a)
Amended Pubco Charter	1.4
Antitrust Laws	8.12(b)
Articles of Merger	1.1
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	6.20(a)
Company Certificate	2.5(a)(ii)
Company Disclosure Schedules	VI
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.16
Company Registered IP	6.13(a)
Company Shareholders	Preamble
Company Shareholders Representative	13.14(a)
Company Shares	Recitals
Competing Business	8.22
Consolidated Company Financials	8.6
Contributor	6.13(d)
D&O Indemnified Persons	8.18(a)
D&O Tail Insurance	8.18(b)
Deferred Exchange Shares	2.4(a)(ii)
Direct Claim	9.5(f)
Disagreement Notice	2.3(b)(ii)
Dollars	13.11
Enforceability Exceptions	4.2
Environmental Permits	6.21(a)
Estimated Closing Statement	2.3(a)(i)
Everix	Recitals
Exchange Consideration	2.2(a)
Exchange Shares	2.2(a)
Expenses	11.3
Extension	8.3(a)
Federal Securities Laws	8.10
Final Cash Consideration	2.3(b)(ix)
Final Cash Consideration Adjustment	2.3(b)(ix)
Final Closing Debt	2.3(b)(vii)
Final Net Working Capital Adjustment	2.3(b)(vii)
Forward Purchase Agreement	Recitals
Founders	Recitals
GT	13.16
Indemnitee	9.2
Indemnitor	9.2
Independent Accounting Firm	2.3(b)(iv)
Initial Cash Consideration	2.3(a)(ii)
Interim Period	8.1(a)
IoTs	2.5(a)(i)
Key Company Shareholders	Recitals
Lock-Up Agreement	8.21
Loss	9.2
Lost Certificate Affidavit	2.5(a)(ii)
Management Accounts	6.7(a)
Material Inbound Licenses	6.12(a)(ix)
Material Outbound Licenses	6.12(a)(x)
Merger	Recitals
Merger Closing	3.1

Term	Section

Basket	9.4(a)
BG	Recitals
Business Combination	12.1
Chancery Court	13.4
Claim Notice	9.5(b)
Closing	3.1
Closing Cash	8.19(b)
Closing Filing	8.15(b)
Merger Closing Date	3.1
Merger Effective Time	1.2
Milestone 1 Deferred Exchange Shares	2.4(a)(i)
Milestone 2 Deferred Exchange Shares	2.4(a)(ii)
New Registration Rights Agreement	8.20
Non-Recourse Parties	13.13
NX Companies Closing	8.25
OFAC	4.17(c)
Operational Representations	9.2
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
Plan of Merger	1.1
Pre-Closing Cash Dividend	2.10
Pre-Closing Indirect Tax Liability	9.3
Preliminary Adjustment Statement	2.3(b)(i)
Proxy Statement	8.14(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.26
Pubco Option	1.6(d)
Purchaser	Preamble
Purchaser Disclosure Schedules	IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Representative	13.15(a)
Redemption	8.14(a)
Registrar	2.5(a)(iii)
Registration Statement	8.14(a)
Related Person	6.22
Released Claims	12.1
Releasing Persons	12.2
Required Shareholder Approval	10.1(b)
Resolution Period	2.3(b)(iv)
Review Period	2.3(b)(ii)
SEC Reports	4.6(a)
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Share Acquisition Closing Date	3.1
Shareholder Approval Matters	8.14(a)
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
Skadden	13.16
Special Shareholder Meeting	8.14(a)
Sponsor	Preamble
Sponsor Registration Rights Agreement	Recitals
Surviving Company	1.1
Third Party Claim	9.5(c)
Total Liability Cap	9.4(b)
Transactions	Recitals
Transfer Agent	2.9
Unresolved Items	2.3(b)(v)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

KISMET ACQUISITION ONE CORP.

By:	/s/ Ivan Tavrin
Name:	Ivan Tavrin
Title:	Chief Executive Office

[Signature Page to Business Combination Agreement]

solely in its capacity as the Purchaser Representative:

KISMET SPONSOR LIMITED

By:	/s/ Natalia Markelova
Name:	Natalia Markelova
Title:	Director

[Signature Page to Business Combination Agreement]

Pubco:

NEXTERS INC.

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Sole Director

[Signature Page to Business Combination Agreement]

Company:

NEXTERS GLOBAL LTD.

By:	s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Sole Director

[Signature Page to Business Combination Agreement]

solely in its capacity as the Company Shareholders Representative:

FANTINA HOLDINGS LIMITED

By:	/s/ Constantinos Meivatzis
Name:	Constantinos Meivatzis
Title:	Director

[Signature Page to Business Combination Agreement]

Company Shareholder:

Everix Investments Limited

By:	/s/ Nicolas Gerkotis
Name:	Nicolas Gerkotis
Title:	Director

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Boris Gertsovskiy
Name:	Boris Gertsovskiy

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Andrey Chirskiy
Name:	Andrey Chirskiy

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Aleksandr Ivanov
Name:	Aleksandr Ivanov

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Tatiana Kostrikova
Name:	Tatiana Kostrikova

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Aleksandr Morozov
Name:	Aleksandr Morozov

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Anton Reingold
Name:	Anton Reingold

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Nikolay Yastrebov
Name:	Nikolay Yastrebov

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Georgii Kondratev
Name:	Georgii Kondratev

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Anton Kravets
Name:	Anton Kravets

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Dmitri Philippov
Name:	Dmitri Philippov

[Signature Page to Business Combination Agreement]

Company Shareholder:

By:	/s/ Vladimir Suchkov
Name:	Vladimir Suchkov

[Signature Page to Business Combination Agreement]

ANNEX I

Company Shareholders Pro-Rata Allocation

Part A

Andrey Chiriskiy	3.500000000%
Everix Investments Limited	42.133632287%
Andrey Fadeev	22.533183857%
Boris Gertsovskiy	22.533183857%
Aleksandr Ivanov	2.000000000%
Georgii Kondratev	1.000000000%
Tatiana Kostrikova	1.000000000%
Anton Kravets	1.000000000%
Aleksandr Morozov	0.100000000%
Dmitrii Philippov	0.200000000%
Vladimir Suchkov	1.000000000%
Anton Reingold	2.000000000%
Nikolay Yastrebov	1.000000000%

Part B

Andrey Chiriskiy	6.048418344%
Andrey Fadeev	38.940035027%
Boris Gertsovskiy	38.940035027%
Aleksandr Ivanov	3.456239054%
Georgii Kondratev	1.728119527%
Tatiana Kostrikova	1.728119527%
Anton Kravets	1.728119527%
Aleksandr Morozov	0.172811953%
Dmitrii Philippov	0.345623905%
Vladimir Suchkov	1.728119527%
Anton Reingold	3.456239054%
Nikolay Yastrebov	1.728119527%

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is entered into as of [●], 2021, by and among (i) Nexters Inc., a company incorporated in the British Virgin Islands with limited liability (the “Company”), (ii) the parties listed on Schedule A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively, the “Holders”), and, for the limited purpose set forth in Section 6.6 of this Agreement, (iii) Kismet Acquisition One Corp., a company incorporated in the British Virgin Islands with limited liability (“Kismet”). Certain capitalized terms used and not otherwise defined herein are defined in Section 1 hereof.

WHEREAS, (i) the Company, (ii) Kismet, (iii) Sponsor (solely in its capacity as the representative of Kismet), (iv) Nexters Global Ltd., a private limited liability company domiciled in Cyprus (“Nexters”), (v) Fantina Holdings Limited, a private limited liability company domiciled in Cyprus (solely in its capacity as the representative of the shareholders of Nexters) and (vi) certain of the Holders have entered into that certain Business Combination Agreement dated as of January 31, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, Kismet will merge with and into the Company (the “Merger”) and the Company will acquire all of the issued and outstanding shares of Nexters (the “Share Acquisition”);

WHEREAS, (i) the Company, (ii) Kismet and (iii) Sponsor have entered into that certain Amended and Restated Forward Purchase Agreement, dated as of January 31, 2021, pursuant to which, among other things, on or about the date hereof, the Company is issuing and selling, and Sponsor is purchasing, on a private placement basis, 5,000,000 Ordinary Shares (the “Company Forward Purchase Shares”) and 1,000,000 Public Warrants (the “Company Forward Purchase Warrants” and collectively with the Company Forward Purchase Shares, the “Company Forward Purchase Securities”);

WHEREAS, the Company, Kismet and Sponsor intend that the Company Forward Purchase Securities be subject to the terms and conditions of this Agreement;

WHEREAS, on or about the date hereof, Sponsor and each of the Key Company Shareholders are entering into lock-up agreements with the Company (each a “Lock-up Agreement”), pursuant to which, among other things, Sponsor and each of the Key Company Shareholders agree not to transfer Ordinary Shares (including Ordinary Shares that are issued or issuable upon the exercise or conversion of the Private Warrants or Public Warrants, if applicable) for a certain period of time following the Closing, subject to certain exceptions specified therein;

WHEREAS, Kismet and Sponsor entered into that certain Registration Rights Agreement, dated as of August 5, 2020 (the “Prior Agreement”);

WHEREAS, Kismet and Sponsor wish to terminate the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

WHEREAS, as of the date hereof, the Holders hold the Ordinary Shares, the Private Warrants and the Public Warrants set forth in Schedule A to this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” is defined in Section 3.6.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Closing” means the closing of the Merger and the Share Acquisition in accordance with the terms of the Business Combination Agreement.

“Commission” means the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Company Forward Purchase Securities” is defined in the recitals to this Agreement.

“Company Forward Purchase Shares” is defined in the recitals to this Agreement.

“Company Forward Purchase Warrants” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding New Holders” is defined in Section 2.1.1.

“Demanding Original Holders” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-3” is defined in Section 2.3.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Kismet IPO Prospectus” means the final prospectus of Kismet, dated as of August 5, 2020, and filed with the SEC on August 8, 2020 (File No. 333-239972).

“Kismet” is defined in the preamble to this Agreement.

“Lock-up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger” is defined in the recitals to this Agreement.

“Misstatement” is defined in Section 3.1.13.

“New Holders” means, collectively, (i) Andrey Fadeev, a Russian citizen, (ii) Boris Gertsovskiy, a Russian citizen, (iii) Everix Investments Limited, a private limited liability company domiciled in Cyprus, and (iv) any persons or entities to which the foregoing persons or entity transfer any Registrable Securities as permitted under this Agreement and the applicable Lock-Up Agreement.

“Nexters” is defined in the recitals to this Agreement.

“Ordinary Shares” means the ordinary shares, with no par value, of the Company.

“Original Holders” means, collectively, Sponsor and any persons or entities to which Sponsor transfers any Registrable Securities.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Warrants” means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share in accordance with terms described in the Kismet IPO Prospectus with respect to the private warrants of Kismet.

“Public Warrants” means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share on substantially the same terms and conditions described in the Kismet IPO Prospectus with respect to the public warrants of Kismet.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Ordinary Shares set forth on Schedule A (which, for the avoidance of doubt, shall include the Company Forward Purchase Shares); (ii) the Private Warrants set forth on Schedule A (and underlying Ordinary Shares); and (iii) the Public Warrants set forth on Schedule A (which, for the avoidance of doubt, shall include the Forward Purchase Warrants) (and underlying Ordinary Shares). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Ordinary Shares, Private Warrants (and underlying Ordinary Shares) or Public Warrants (and underlying Ordinary Shares). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement (as defined below) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale or resale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Share Acquisition” is defined in the recitals to this Agreement.

“Sponsor” means Kismet Sponsor Limited, a business company incorporated in the British Virgin Islands with limited liability.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 hereof, at any time and from time to time on or after the date hereof, (i) New Holders holding, individually or collectively, at least thirty percent (30%) in interest of the then issued and outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding New Holders”) or (ii) Original Holders holding at least a majority in interest of the then issued and outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Original Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all Holders of Registrable Securities of the demand, and each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to the Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company within fifteen (15) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notice, the Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of (i) three (3) Demand Registrations under this Section 2.1.1 initiated by New Holders or (ii) three (3) Demand Registrations under this Section 2.1.1 initiated by Original Holders.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated to file another Registration Statement until the Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is subsequently terminated.

The Company shall not be obligated to (i) subject to Section 2.1.1, maintain the effectiveness of a Registration Statement filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within forty-five (45) days of a “firm commitment” Underwritten Offering in which all Demand Holders were offered Piggy-Back Registration rights pursuant to Section 2.2 (subject to Section 2.2.2) and at least ninety percent (90%) of the number of Registrable Securities requested by such Demand Holders to be included in such Underwritten Offering were included and sold or (B) during the first year after the Closing Date, within three (3) months of the completion of any other Demand Registration.

2.1.3 Underwritten Offering. If the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) so elect and such Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable).

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an underwritten offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such underwritten offering: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata based on the respective number of shares that each such Demanding Holder has requested be included in such Registration, regardless of the number of Registrable Securities held by each such Demanding Holder) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Demand Registration has been requested by any Requesting Holders (pro rata based on the respective number of shares that each such Requesting Holder has requested be included in such Registration, regardless of the number of Registrable Securities held by each such Requesting Holder) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. If the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any underwritten offering, such Demanding New Holders or majority-in-interest of the Demanding Original Holders (as applicable) may elect to withdraw from such Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) withdraw from a proposed underwritten offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form F-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) on S-8 (or any successor rule thereto), (iv) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (v) for an offering of debt that is convertible into equity securities of the Company, (vi) for a dividend reinvestment plan, (vii) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade,” or (viii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, then the Company shall (x) give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but in no event less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (such Registration, a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares or other securities which the Company desires to sell, taken together with Ordinary Shares or other securities, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a) If the Registration is undertaken for the Company’s account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (regardless of the number of Registrable Securities held by each such Holder) which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities.

(b) If the Registration is a “demand” registration undertaken at the demand of persons other than the Holders, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (regardless of the number of Registrable Securities held by each such Holder) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

2.2.3 Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-Back Registration. The Company (whether on its own determination or as the result of a request for withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form F-3. The Holders may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form F-3 or any similar short-form Registration Statement which may be available at such time (“Form F-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will, as promptly as is reasonably practicable, give written notice of the proposed Registration to all other Holders, and will, as promptly as is reasonably practicable thereafter, effect the registration of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form F-3 is not available for such offering or if the Company is not eligible to use Form F-3; or (ii) if the Holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $100,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect a Registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to (i) defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, and (ii) require Holders whose Registrable Securities are registered under any Form F-3 to suspend use of the prospectus included in such Form F-3, in each case if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 12-month period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Holders included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holders included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object.

3.1.5 State Securities Laws Compliance. Prior to any public offering of Registrable Securities, the Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders whose Registrable Securities are included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders whose Registrable Securities are included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action for which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise so subject.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement, in form, substance and scope as are customarily made by issuers in underwritten offerings, which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders whose Registrable Securities are included in such Registration Statement. No Holder whose Registrable Securities are included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate reasonably in any offering of Registrable Securities hereunder, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.1.8 Records. Subject to appropriate confidentiality arrangements, the Company shall make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. (i) The Company shall use its reasonable best efforts, on the date the Registrable Securities are delivered for sale pursuant to a Registration, to obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters. (ii) The Company shall use its reasonable best efforts to obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event that a Registration is an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and, if applicable, make available to its shareholders, as soon as reasonably practicable, an earnings statement covering period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority of the Registrable Securities included in such Registration.

3.1.12 Transfer Agent. The Company shall use its reasonably best efforts to provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

3.1.13 Misstatements. The Company shall notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (a “Misstatement”), and then to correct such Misstatement.

3.1.14 Road Show. If the Registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.15 FINRA. The Company shall cooperate with each Underwriter participating in the disposition of such Registrable Securities and Underwriters’ counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission.

3.1.16 Certificated Securities. The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities.

3.1.17 Further Assurances. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale Registration, including on Form F-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Holder whose Registrable Securities are included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any Registration on Form F-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such Registration and (ix) the reasonable fees and expenses of one legal counsel selected by the Holders of the Registrable Securities included in such Registration; provided that the Company’s obligation to reimburse the Holders under subsection (ix) shall not exceed $75,000 per Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter(s) pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5 Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, stock powers, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.6 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration the statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses (including reasonable outside attorneys’ fees and expenses), losses, judgments, claims, damages or liabilities (collectively, “Losses”), whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading; but only to the extent that any such Losses arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling Holder will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors, officers, members, shareholders, employees, managers, partners, agents and affiliates, and each Underwriter (if any) and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any Losses arising out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Losses. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder. Each selling Holder shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Losses or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Losses or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Losses or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or not supplied by in the case of an omission) such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and other equitable considerations appropriate under the circumstances.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any Losses or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that no person, other than the Holders, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any Registration filed by the Company for the sale of shares of capital for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may not be freely assigned or delegated by such Holder except in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder, provided, that such transferee shall only be admitted as a party hereunder and assume such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Company:

Nexters Inc.

55, Griva Digeni

3101, Limassol

Cyprus

Attn: Andrey Fadeev

Email: fadanrd@gmail.com

To Kismet:

Kismet Acquisition One Corp.

Ritter House, Wickhams Cay II,

PO Box 3170, Road Town, Tortola

VG1110 British Virgin Islands

Attn: Ivan Tavrin, Chief Executive Officer

Email: tioffice@kismetcg.com

To a Holder, to the address set forth beside such Holder’s name on Schedule A hereto.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, Kismet and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect.

6.7 Modifications and Amendments. Upon the written consent of the Company and the Holders of a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holders or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, however, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 6.11 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 6.3 and that nothing in this Section 6.11 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

6.12 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
NEXTERS INC.

By:
Name:
Title:

in connection with Section 6.6 solely, KISMET:
Kismet Acquisition One Corp

By:
Name: Ivan Tavrin
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:

KISMET SPONSOR LIMITED

By:
Name:
Title

Everix Investments Limited, a private limited liability company domiciled in Cyprus

By:
Name:
Title

Andrey Fadeev

Boris Gertsovskiy

SCHEDULE A

Holder	Address	Number of Ordinary Shares	Number of Private Warrants	Number of Public Warrants
Kismet Sponsor Limited	Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110 British Virgin Islands

EXHIBIT B.1

FORM OF LOCK-UP AGREEMENT (KEY COMPANY SHAREHOLDERS)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 between (i) Nexters Inc., a British Virgin Islands business company (“Pubco”) and (ii) the undersigned (the “Holder”). Pubco and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Kismet Acquisition One Corp., Pubco, Nexters Global Ltd. and the Holder, among others, entered into a business combination agreement, dated January 31, 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Purchaser Ordinary Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares determined in accordance with the Business Combination Agreement.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares to be received by the Holder pursuant to the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holder agrees that it shall not effectuate a Transfer of the Pubco Ordinary Shares that are held by the Holder during the period commencing from the Share Acquisition Closing until the earlier to occur of (i) one (1) year after the Share Acquisition Closing, (ii) one-hundred and fifty (150) days after the Share Acquisition Closing, if the closing price of the Pubco Ordinary Shares during such period equals or exceeds Twelve Dollars ($12.00) per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco’s shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in Section 1(a), Transfers of the Pubco Ordinary Shares that are held by the Holder (and that have complied with this Section 1(b)) are permitted (i) to Pubco’s officers or directors, any Affiliates or immediate family members of any of Pubco’s officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) by gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is a member of the Holder’s immediate family, an Affiliate of such person or to a charitable organization, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (v) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (vi) the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the Lock-Up Period, (vii) Transfers to the Holder to satisfy tax withholding obligations pursuant to the Holder’s equity incentive plans or arrangements, and (viii) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, provided, that in clauses (i) through (iv), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the Lock-up Period. If dividends are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the Lock-up Period.

B-1-1

(c) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF JANUARY [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) For the purposes of this Section 1, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Miscellaneous.

(a) Effective Date. Section 1 of this Agreement shall become effective upon the Share Acquisition Closing, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Share Acquisition Closing Date.

(b) Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Share Acquisition Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 2(e) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 2(h) and that nothing in this Section 2(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Nexters Inc. 55, Griva Digeni, 3101 Limassol, Cyprus Attn: Andrey Fadeev Email: fadanrd@gmail.com	With a copy to (which shall not constitute notice): [●]

If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto.

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(m) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:

NEXTERS INC.

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [                                                 ]

By:

Notice Information:

Address:

Facsimile No.:

Telephone No.:

Email:

B-1-6

EXHIBIT B.2

FORM OF LOCK-UP AGREEMENT (SPONSOR)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 between (i) Nexters Inc., a British Virgin Islands business company (“Pubco”) and (ii) Kismet Sponsor Limited, a British Virgin Islands business company (the “Holder”). Pubco and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on August 5, 2020, Kismet Acquisition One Corp. (“Purchaser”) entered into a forward purchase agreement with the Holder (the “Forward Purchase Agreement”), providing for the purchase by the Holder of Twenty Million Dollars ($20,000,000) of Purchaser Public Units in a private placement to occur concurrently with the Share Acquisition Closing.

WHEREAS, on January 31, 2021, Purchaser entered into an amendment to the Forward Purchase Agreement with the Holder and Pubco to, among other matters, increase the purchase commitment thereunder from Twenty Million Dollars ($20,000,000) to Fifty Million Dollars ($50,000,000) and replace the commitment to acquire Purchaser Public Units by the Holder with a commitment to acquire Pubco Ordinary Shares and Pubco Public Warrants in a private placement to occur after the Merger Closing and prior to the Share Acquisition Closing.

WHEREAS, Purchaser, Pubco and Nexters Global Ltd., among others, entered into a business combination agreement, dated January 31, 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Purchaser Ordinary Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares and the exchange of all of the Purchaser Warrants owned by the Holder into a corresponding number of Pubco Warrants, each determined in accordance with the Business Combination Agreement.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares and the Pubco Warrants received and to be received by the Holder pursuant to the Forward Purchase Agreement (as amended) and the Business Combination Agreement, and the Pubco Ordinary Shares issued or issuable upon the exercise or conversion of the Pubco Warrants received and to be received by the Holder pursuant to the Forward Purchase Agreement (as amended) and the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

3. Lock-Up Provisions.

(a) The Holder agrees that it shall not effectuate a Transfer of the Pubco Ordinary Shares (including Pubco Ordinary Shares that are issued or issuable upon the exercise or conversion of the Pubco Warrants) that are held by the Holder during the period commencing from the Merger Closing until the earlier to occur of (i) one (1) year after the Share Acquisition Closing, (ii) one-hundred and fifty (150) days after the Share Acquisition Closing, if the closing price of the Pubco Ordinary Shares during such period equals or exceeds Twelve Dollars ($12.00) per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco’s shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property (the “Ordinary Shares Lock-Up Period”).

(b) The Holder hereby agrees not to Transfer any Pubco Warrants that are held by the Holder until thirty (30) days after the Merger Closing (the “Warrant Lock-Up Period” and, together with the Ordinary Shares Lock-Up Period, the “Lock-Up Periods”, and each a “Lock-Up Period”).

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(c) Notwithstanding the provisions set forth in Section 1(a) or 1(b), Transfers of any Restricted Securities that are held by the Holder (and that have complied with this Section 1(c)) are permitted (i) to Pubco’s officers or directors, any Affiliates or immediate family members of any of Pubco’s officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) by gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is a member of the Holder’s immediate family, an Affiliate of such person or to a charitable organization, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (v) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (vi) the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the applicable Lock-Up Period, (vii) Transfers to the Holder to satisfy tax withholding obligations pursuant to the Holder’s equity incentive plans or arrangements, and (viii) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, provided, that in clauses (i) through (iv), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the applicable Lock-up Period. If dividends are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the applicable Lock-up Period.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the applicable Lock-Up Period.

(e) During the applicable Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the applicable Lock-Up Period, including the right to vote any Restricted Securities.

(g) For the purposes of this Section 1, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

4. Miscellaneous.

(a) Effective Date. Section 1 of this Agreement shall become effective upon the Merger Closing, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Share Acquisition Closing Date.

B-2-2

(b) Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Share Acquisition Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 2(e) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 2(h) and that nothing in this Section 2(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

B-2-3

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Nexters Inc. 55, Griva Digeni, 3101 Limassol, Cyprus Attn: Andrey Fadeev Email: fadanrd@gmail.com	With a copy to (which shall not constitute notice): [●]

If to the Holder, to: Kismet Sponsor Limited Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110 British Virgin Islands Attn: Natalia Markekova Email: nmarkelova@kismet-group.com	With a copy to (which shall not constitute notice): [●]

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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(k) Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(m) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

B-2-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:

NEXTERS INC.

By:
Name:
Title:

Holder:

KISMET SPONSOR LIMITED

By:
Name:
Title:

B-2-6

EXHIBIT C

The Company’s corporate governance will be organized on three levels: Shareholder level, BoD level and Management level.

Shareholder level

The shareholders of the public company will vote on the matters to be resolved at the Annual General Meeting or Extraordinary General Meeting in accordance with the votes attributed to their stock ownership. Electing independent directors will require 50%+ of votes cast.

Three current major shareholders of Nexters (i.e. Everix, Andrey Fadeev, Boris Gertsovskiy (Mr. Fadeev and Mr. Gertsovsky, collectively “FG”)) will have Named Rights (stated in the constituent documents of the Company) for appointing four members of the BoD (two members to be appointed by FG, (F&G acting jointly) and two members to be appointed by Everix), which shall survive until the shareholders maintain the shareholding thresholds tied to their current number of shares in Nexters relative to their number of shares in Nexters at the completion date of the business combination with Kismet Acquisition One Corp.

The thresholds mechanics are as follows:

●	Threshold #1. If the current number of shares in Nexters held by FG (F&G acting jointly) or Everix, as applicable, is 50% or above compared to the number of shares in Nexters held by FG (F&G acting jointly) or Everix, respectively, at the completion date of the business combination with SPAC, FG (F&G acting jointly) and Everix shall each have the right to appoint two members of the BoD (e.g. if at the completion date Everix or FG owned 1,000 shares in Nexters and currently Everix or FG retained 501 share only, Everix or FG still has the right to appoint two members of the BoD)
●	Threshold #2. If the current number of shares in Nexters held by FG (F&G acting jointly) or Everix is between 25% and 50% compared to the number of shares in Nexters held by FG (F&G acting jointly) or Everix, respectively, at the completion date of the business combination with SPAC, FG (F&G acting jointly) and Everix shall each have the right to appoint one member of the BoD. (e.g. if at the completion date Everix or FG owned 1,000 shares in Nexters and currently Everix or FG retained 251 share only, Everix or FG still has the right to appoint one member of the BoD)

Any share splits shall not affect the Named Rights of the current Nexters major shareholders.

The rest of the BoD members (i.e. independent directors) are elected by simple majority voting at the AGM/EGM.

All the members of the BoD are elected for a one year term and can be re-elected for successive terms. Independent directors may be removed with or without cause at any time, by a simple majority of the votes cast at an EGM.

BoD level

There are two categories of reserved matters at the BoD level (stated in the constituent documents of the Company) – first one requiring approval of the directors constituting the entire Board minus one director (i.e., 6/7 initially and providing for flexibility as the Board grows in size) (“Supermajority Matters”) and the second one requiring approval by simple majority of the Board (“Simple Majority Matters”).

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Supermajority Matters

1.	Appointment and removal of the CEO
2.	Adoption or changes to dividend policy
3.	Raising any external financing (both in the form of debt and/or equity ) in excess of 5% of the last IFRS-reported annual revenue
4.	Extending credit to any third party (other than in connection with the working capital matters or ordinary course employee advances) for an amount excess of 0.5 % of the last IFRS-reported annual revenue
5.	Acquisition of share stakes in other companies / acquisition of assets constituting a business / entering into joint ventures
6.	Changing the number of directors at the BoD
7.	Establishing or amending any profit-sharing, share-option, bonus or other similar incentive scheme for directors, officers or employees
8.	Strategy and Business Plan of the Company
9.	Sale of the Company
10.	Making changes to the constituent documents of the Company
11.	Any actions to be decided by the Company in relation to exercising warrants

If the matter requiring supermajority approval of the BoD does not receive sufficient director votes to be approved, such matter will not be adopted until the requisite approval is received in relation to such matter at any subsequent meeting of the board, not capped by the number of further BoD meetings necessary to secure such approval or any other factors, in order to insure that the BoD is able to properly assess and deliberate on these topics.

Simple Majority Matters

1.	Annual budget (incl. a) salaries of the CEO, CFO and COO and senior management and b) any capital expenditures) save for the items relating to the matters reserved for supermajority approval provided that, for the decisions in relation to Annual budget, the dissenting directors who vote against approving the budget will have an option, following the vote, to initiate a formal Board Review via a working group (consisting of the dissenting directors, INEDs, CEO, and CFO) that may deliberate for up to [4] weeks with a purpose to resolve dissenting directors concerns prior to taking a final vote on the budget
2.	Institute, settle or compromise any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against the company or submit to arbitration or alternative dispute resolution any dispute involving the company, in each case in value exceeding $[1,000,000]
3.	Taking any actions to dispose of any material intellectual property rights of the Company (excluding, for the avoidance of doubt, registering new IPs)
4.	Guaranteeing the obligations of third parties or providing capital commitments for an amount in excess of 0.5 % of the last IFRS-reported annual revenue per annum

If the matter requiring a simple majority approval of the BoD does not receive sufficient director votes to be approved, such matter will not be adopted until the requisite approval is received in relation to such matter at any subsequent meeting of the board, not capped by the number of further BoD meetings necessary to secure such approval or any other factors, in order to insure that the BoD is able to properly assess and deliberate on these topics.

The organizational documents of the Company shall provide that the size of the board of the Company cannot be increased without a prior board approval (as a Supermajority Matter) and such provision of the organizational documents cannot be amended without a prior board approval (also as a Supermajority Matter).

Management level

All the other matters not reserved for shareholders or the BoD may be resolved by Management under supervision of the board.

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